                                                FILED PURSUANT TO RULE 424(B)(2)
                                                            REG. NO. 333-26839 &
                                                   POST-EFFECTIVE AMEND. TO REG.
                                                                   NO. 333-21869
                             FINE HOST CORPORATION
                                  COMMON STOCK

    UP TO 941,350 PRESENTLY OUTSTANDING SHARES (THE "SHARES") OF COMMON STOCK, PAR VALUE $.01 PER SHARE (THE "COMMON STOCK") OF FINE HOST CORPORATION, A DELAWARE CORPORATION (THE "COMPANY"), MAY BE OFFERED FOR SALE FROM TIME TO TIME BY CERTAIN STOCKHOLDERS OF THE COMPANY (THE "SELLING STOCKHOLDERS"). SEE "PRINCIPAL AND SELLING STOCKHOLDERS." THE COMPANY WILL NOT RECEIVE ANY OF THE PROCEEDS FROM THE SALE OF SHARES BY THE SELLING STOCKHOLDERS.

    THE SHARES COVERED BY THIS PROSPECTUS MAY BE SOLD BY THE SELLING STOCKHOLDERS OR BY PLEDGEES, DONEES, TRANSFEREES OR OTHER SUCCESSORS IN INTEREST. SALES OF SHARES BY THE SELLING STOCKHOLDERS MAY BE EFFECTED FROM TIME TO TIME IN ONE OR MORE TRANSACTIONS, INCLUDING BLOCK TRADES, IN NEGOTIATED TRANSACTIONS OR IN A COMBINATION OF ANY SUCH METHODS OF SALE. THE SELLING PRICE OF THE SHARES MAY BE AT THE MARKET PRICE PREVAILING AT THE TIME OF THE SALE, AT A PRICE RELATED TO SUCH PREVAILING MARKET PRICE OR AT A NEGOTIATED PRICE. EACH OF THE SELLING STOCKHOLDERS MAY BE DEEMED TO BE AN "UNDERWRITER" WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). SEE "PLAN OF DISTRIBUTION."

    THE COMPANY'S COMMON STOCK IS TRADED ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "FINE." ON MAY 13, 1997, THE LAST REPORTED SALE PRICE OF THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET WAS $29.00 PER SHARE. SEE "PRICE RANGE OF COMMON STOCK."

    SEE "RISK FACTORS" COMMENCING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  MAY 14, 1997

                 (This page has been left blank intentionally.)

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT INDICATES OR REQUIRES OTHERWISE, REFERENCES IN THIS PROSPECTUS TO THE "COMPANY" OR "FINE HOST" ARE TO FINE HOST CORPORATION AND ITS SUBSIDIARIES.

                                  THE COMPANY

    Fine Host Corporation is a leading contract food service management company, providing food and beverage concession, catering and other ancillary services at more than 750 facilities located in 38 states, primarily through multi-year contracts. Fine Host targets four distinct markets within the contract food service industry: the recreation and leisure market (arenas, stadiums, amphitheaters, civic centers and other recreational facilities); the convention center market; the education market (colleges, universities and elementary and secondary schools); and the business dining market (corporate cafeterias, office complexes and manufacturing plants). The Company is the exclusive provider of food and beverage services at substantially all of the facilities it serves.

    The Company estimates that the United States contract food service industry had annual revenues of approximately $96 billion in 1995, of which approximately $60 billion was in markets in which the Company presently competes. In this industry, the facility owner, rather than the food service provider, is primarily responsible for attracting patrons. As a result, the Company does not incur the expense of marketing to the broader public and is able to focus on operations, client satisfaction, account retention and new account development.

    Fine Host was founded as a start-up company in 1985 by experienced contract food service industry executives and has grown to a business with net sales of $127.9 million in fiscal 1996 and $49.5 million for the three months ended March 26, 1997. Throughout its history, the Company has focused its efforts exclusively on the contract food service industry, unlike most of its national competitors. The Company achieved early success in the industry by focusing on facilities generating $1 million to $4 million in annual food and beverage sales. The Company believes that these "middle-market" facilities generally provide greater profit margins and require less capital investment than larger facilities. Middle-market facilities serviced by the Company include the Albuquerque Convention Center in Albuquerque, New Mexico; the D. L. Lawrence Convention Center in Pittsburgh, Pennsylvania; the Pyramid Arena in Memphis, Tennessee; and Xavier University in New Orleans, Louisiana. This middle-market focus has been supplemented by several contracts at larger facilities such as Pro Player Stadium (home of the Miami Dolphins and the Florida Marlins and the site of two Super Bowls), the Orange County Convention Center in Orlando, Florida (one of the largest convention centers in the world) and Boise State University in Boise, Idaho. Servicing these larger facilities gives the Company high visibility in the industry and strengthens its credibility when bidding on new contracts or pursuing acquisitions.

    Fine Host has developed and implemented various operating strategies and systems, including labor and product cost management, quality control programs, facility-design and customized menu design capabilities and extensive on-site marketing support. The Company believes that these operating techniques have led to significant increases in sales at many of the facilities it serves. The Company's operating strategies and systems are implemented by localized management teams that are given the freedom and authority to make operational decisions. The Company emphasizes flexibility and responsiveness in consistently providing high quality and client satisfaction while tightly controlling labor and overhead costs at the local level. As the Company has grown, it has been able to achieve economies of scale and develop a strong corporate image and national reputation.

    The Company has increased its net sales and profits by renewing existing contracts, by successfully bidding on new targeted accounts and by making acquisitions. The Company believes that its strong operating performance and focus on client satisfaction have enabled it to retain and renew contracts. Fine

Host has retained the food and beverage business at each of the 24 public convention centers at which it has been awarded a contract without the loss of any such contract, and has renewed each of the 13 convention center contracts that have come up for renewal. The Company believes its ability to obtain new contracts is enhanced by the experience of its management team, its geographic diversity and market penetration, its expansion into the education and corporate dining markets and its establishment of an international presence. From April 1993 through January 1997, the Company completed nine acquisitions of companies in the contract food service industry, which have accounted for a significant part of the Company's growth. Fine Host believes there are other opportunities to expand its business through acquisition, particularly in the education and corporate dining markets, as well as in markets where the Company does not primarily operate, such as hospitals, healthcare facilities and correctional facilities. The Company believes that it can integrate acquired companies successfully without a significant increase in general and administrative expenses. See "Risk Factors--Risk of Inability to Operate or Integrate Acquired Businesses; Expenses Associated with Acquisition Strategy" and "Business--Growth Opportunities."

    Fine Host's growth has accelerated since its initial public offering on June 25, 1996 (the "Initial Public Offering") with the successful completion of five strategic acquisitions. These acquisitions significantly increase the Company's presence in the education and business dining markets in the northeastern and mid-Atlantic regions of the United States. Four of these acquisitions, Ideal Management Services, Inc. ("Ideal"), Republic Management Corp. of Massachusetts ("Republic"), Service Dynamics Corp. ("Service Dynamics") and Serv-Rite Corporation ("Serv-Rite"), increase the Company's presence in the school nutrition (grades K-12) ("School Nutrition") market, a market estimated by the U.S. government to be approximately $10 billion in 1995. The Company believes that all of these companies have experienced management teams and strong operating results at their facilities, yet can benefit from the Company's size and operating infrastructure.

    On February 12, 1997, the Company completed a follow-on offering (the "Follow-On Offering") of 2,875,000 shares of Common Stock, consisting of 2,689,000 shares sold by the Company and 186,000 shares sold by certain selling stockholders, resulting in net proceeds to the Company of approximately $59.1 million.

    The Company was incorporated in Delaware in November 1985 and its principal executive offices are located at 3 Greenwich Office Park, Greenwich, Connecticut 06831. Its telephone number is (203) 629-4320.

                                  THE OFFERING

Common Stock offered by the Selling Stockholders...  941,350 shares
Common Stock outstanding...........................  8,959,266 shares(1)
Nasdaq National Market symbol......................  FINE

------------------------

(1) Based on shares outstanding as of May 8, 1997. Does not include 501,444 shares of Common Stock issuable upon the exercise of outstanding stock options and 80,917 shares of Common Stock issuable upon conversion of outstanding convertible notes. An aggregate of 34,334 additional shares of Common Stock has been reserved for future grants under the Company's stock plans. See "Management--Compensation Pursuant to Plans" and "Description of Capital Stock--Convertible Notes."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                                                                                                                  THREE
                                                                                                                 MONTHS
                                                                                                                  ENDED
                                                                          FISCAL YEARS (1)                     -----------
                                                        -----------------------------------------------------   MARCH 27,
                                                          1992       1993       1994       1995       1996        1996
                                                        ---------  ---------  ---------  ---------  ---------  -----------
                                                                (IN THOUSANDS, EXCEPT PER SHARE AND CONTRACT DATA)

STATEMENT OF INCOME DATA:

Net sales.............................................  $  39,429  $  61,212  $  82,119  $  95,462  $ 127,925   $  24,160

Gross profit..........................................      4,031      5,396      8,286      9,886     14,222       2,530

Income from operations................................        949      2,747      4,880      6,260      8,834       1,194

Net income before accretion...........................  $     340  $   1,084  $   1,866  $   2,196  $   3,804   $     259

Net income per share assuming full dilution (2).......  $    0.17  $    0.24  $    0.49  $    0.39  $    0.50   $   (0.22)

Average number of shares of Common Stock outstanding
  assuming full dilution..............................      2,048      3,087      3,287      3,330      5,005       3,510

SELECTED OPERATING DATA:

EBITDA (3)............................................  $   2,154  $   4,631  $   7,563  $  10,416  $  14,078   $   2,199

Net cash provided by operating activities.............      1,676      3,765      2,570      2,971        346       1,630

Net cash used in investing activities.................     (2,295)    (7,669)    (9,046)    (8,124)   (25,875)     (6,725)

Net cash provided by financing activities.............        463      2,737      7,632      4,255     29,619       5,823

Total contracts (at end of period) (4)................         28         42         81         95        341         156


                                                         MARCH 26,
                                                           1997
                                                        -----------

STATEMENT OF INCOME DATA:
Net sales.............................................   $  49,452
Gross profit..........................................       5,242
Income from operations................................       2,027
Net income before accretion...........................   $     848
Net income per share assuming full dilution (2).......   $    0.11
Average number of shares of Common Stock outstanding
  assuming full dilution..............................       7,951
SELECTED OPERATING DATA:
EBITDA (3)............................................   $   4,042
Net cash provided by operating activities.............         324
Net cash used in investing activities.................     (15,716)
Net cash provided by financing activities.............      24,432
Total contracts (at end of period) (4)................         713

                                                                                                    MARCH 26, 1997
                                                                                                    ---------------
                                                                                                    (IN THOUSANDS)

BALANCE SHEET DATA:

Total debt........................................................................................     $   8,735

Stockholders' equity..............................................................................       107,454

----------------------------------

(1) The Company's fiscal year ends on the last Wednesday of December. The 1992 fiscal year was a 53-week period.

(2) Net income (loss) per share assuming full dilution is calculated based upon net income less accretion to the redemption value of warrants issued in fiscal 1993. Accretion to redemption value of warrants was $230 ($0.07 per share), $250 ($0.08 per share), $900 ($0.27 per share) and $1,300 ($0.26 per share) for fiscal 1993, 1994, 1995 and 1996, respectively, and $1,040 ($0.30 per share) and $0 for the three months ended March 27, 1996 and March 26, 1997, respectively.

(3) Represents earnings before interest expense, income tax expense and depreciation and amortization ("EBITDA"). EBITDA is not a measurement in accordance with generally accepted accounting principles ("GAAP") and should not be considered an alternative to, or more meaningful than, income from operations, net income or cash flows as defined by GAAP or as a measure of the Company's profitability or liquidity. The Company has included information concerning EBITDA herein because management believes EBITDA provides useful information regarding the cash flow of the Company and its ability to service debt.

(4) Represents total contracts other than contracts for one-time or special events.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN EVALUATING AN INVESTMENT IN THE COMPANY AND ITS BUSINESS BEFORE PURCHASING ANY SHARES OF COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES RELATING TO FUTURE EVENTS. PROSPECTIVE INVESTORS ARE CAUTIONED THAT THE COMPANY'S ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED BY SUCH FORWARD-LOOKING STATEMENTS INCLUDE THE MATTERS SET FORTH BELOW.

RISK OF INABILITY TO OPERATE OR INTEGRATE ACQUIRED BUSINESSES; EXPENSES
  ASSOCIATED WITH ACQUISITION STRATEGY

    A significant portion of the Company's growth to date has been achieved through acquisitions. From April 1993 through January 1997, the Company acquired nine companies, including five since the closing of the Initial Public Offering. A key component of the Company's strategy is to continue to pursue acquisitions. There can be no assurance, however, that the Company will be able to identify, negotiate and consummate acquisitions or that acquired businesses can be operated profitably or integrated successfully into the Company's operations. In addition, acquisitions by the Company are subject to various risks generally associated with the acquisition of businesses, including the financial impact of expenses associated with the integration of acquired businesses. There can be no assurance that the Company's historic or future acquisitions will not have an adverse impact on the Company's business, financial condition or results of operations. If suitable opportunities arise, the Company anticipates that it would finance future acquisitions through available cash, bank lines of credit or through additional debt or equity financing. There can be no assurance that such debt or equity financing would be available to the Company on acceptable terms when, and if, suitable strategic opportunities arise. If the Company were to consummate one or more significant acquisitions in which part or all of the consideration consisted of equity, stockholders of the Company could suffer a significant dilution of their interests in the Company. In addition, many of the acquisitions the Company is likely to pursue, if accounted for as a purchase, would result in substantial amortization charges to the Company. See "Business--Growth Opportunities."

ADVERSE EFFECTS OF AN INABILITY TO RETAIN EXISTING CONTRACTS AND OBTAIN NEW
  CONTRACTS

    The Company's success will depend on its ability to retain and renew existing client contracts and to obtain and successfully negotiate new client contracts. Most of the Company's corporate dining contracts are terminable after a short notice period. The Company's remaining contracts generally have a fixed term and in any fiscal year a number of these contracts either expire or come up for renewal. There can be no assurance that the Company will be able to retain and renew existing client contracts or obtain new contracts or that such contracts will be profitable. The Company's failure to retain and renew existing contracts or obtain new contracts could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Growth Opportunities."

ADVERSE EFFECTS OF AN INABILITY TO MANAGE GROWTH

    Fine Host has experienced rapid growth and expansion, which has resulted in an increase in the level of responsibility for existing management personnel. Future growth and expansion could place a significant strain on its personnel and resources. The Company seeks to manage its current and anticipated growth through the recruitment of additional management personnel and the implementation of internal systems and controls. The failure to manage growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations. To the extent the Company continues to expand internationally, the Company will be subject to additional risks of doing business abroad, including fluctuations in currency exchange rates, difficulties in obtaining licenses and sourcing products and labor, and economic and political uncertainties. See "Business--Growth Opportunities."

DEPENDENCE ON CLIENTS; INVESTMENT IN CLIENT CONTRACTS AND ADVANCES TO CLIENTS

    The Company depends on municipalities, corporations, educational institutions and facility owners to attract and retain tenants and users of their facilities and to operate their facilities on a sound financial and business basis. The failure of these parties to attract and retain tenants and users of their facilities could have a material adverse effect on the Company's business, financial condition and results of operations. In connection with certain contracts, the Company is required to make an investment in the client's facilities or make advances to its clients. While these contracts typically require the client to repay any advance and to reimburse the Company for any unamortized invested capital in the event the contract terminates or expires, there can be no assurance that the client will repay such advance or reimburse the Company for any unamortized invested capital. See "Business--Contracts."

SIGNIFICANT VARIABILITY OF QUARTERLY RESULTS

    The Company's revenues and operating results have varied, and are expected to continue to vary, significantly from quarter to quarter as a result of seasonal patterns, the unpredictability in the number, timing and type of new contracts and acquisitions, the timing of contract expirations and special one-time events at facilities served by the Company. The Company's business is seasonal in nature, with many recreation and leisure facilities experiencing slack periods in March, April and May and convention centers generally hosting a lower number of conventions from May through September. In addition, many education dining facilities are closed during the summer months. Results of operations for any particular quarter may not be indicative of results of operations for future periods. There can be no assurance that future seasonal and quarterly fluctuations will not have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results of Operations."

DEPENDENCE ON KEY PERSONNEL

    The Company's future success depends to a significant extent on the efforts and abilities of its executive officers. The loss of the services of certain of these individuals could have a material adverse effect on the Company's business, financial condition and results of operations. The Company believes that its future success also will depend significantly upon its ability to attract, motivate and retain additional highly skilled managerial personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting, assimilating and retaining the personnel it requires to grow and operate profitably. See "Business--Employees" and "Management--Executive Officers and Directors."

CONSTRAINTS AND EXPENSES ASSOCIATED WITH AN UNAVAILABILITY OF LABOR

    From time to time, the Company must hire a large number of qualified, temporary workers to provide food service at a particular event or events. The Company may encounter difficulty in hiring sufficient numbers of qualified, temporary workers to staff these events, which could result in lower sales at these events, constraints to growth and significant expense or otherwise could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Growth Opportunities."

ADVERSE EFFECTS OF COMPETITION

    The Company encounters significant competition in each area of the contract food service market in which it operates. Certain of the Company's competitors compete with the Company on both a national and international basis and have significantly greater financial and other resources than the Company. Competition may result in price reductions, decreased gross margins and loss of market share. In addition, existing or potential clients may elect to "self operate" their food service, eliminating the opportunity for the Company to compete for the account. There can be no assurance that the Company will be able to compete successfully in the future or that competition will not have a material adverse effect on the Company's business, financial condition or results of operations. See "Business--Competition."

GOVERNMENT REGULATION

    The Company's business is subject to various governmental regulations incidental to its operations, such as environmental, employment and health and safety regulations. The Company also holds liquor licenses at many facilities at which it provides services, and is subject to the liquor license requirements of the states in which it holds liquor licenses, including "dram-shop" statutes. "Dram-shop" statutes generally provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. While the Company maintains insurance for such liability, there can be no assurance that such insurance will be adequate to cover any potential liability or that such insurance will continue to be available on commercially acceptable terms. The loss of one or more liquor licenses could have a material adverse effect on the Company's business, financial condition or results of operations. There can be no assurance that additional federal or state regulation would not limit the activities of the Company in the future or significantly increase the cost of regulatory compliance. See "Business--Government Regulation."

RISKS ASSOCIATED WITH GENERAL ECONOMIC CONDITIONS

    Although most of the Company's contracts provide for minimum annual price increases for products and services provided by the Company, the Company could be adversely impacted during inflationary periods if the rate of contractual increases are lower than the inflation rate. In addition, a significant recession could cause users of, and persons attending events held at, facilities at which the Company operates to cancel, reduce or postpone their use of the facilities or cause patrons to reduce their spending on food and beverages while at such facilities.

SHARES ELIGIBLE FOR FUTURE SALE; POTENTIAL FOR ADVERSE EFFECT ON STOCK PRICE;
  REGISTRATION RIGHTS

    Sales of a substantial number of shares of Common Stock in the public market or the prospect of such sales could adversely affect prevailing market prices for the Common Stock. Of the 8,959,266 shares of Common Stock outstanding, the Company estimates that all of such shares, including the 941,350 Shares of Common Stock offered by this Prospectus, will be freely tradable without restriction under the Securities Act. Certain of the Selling Stockholders, representing 223,000 of the Shares offered by this Prospectus, have agreed, however, to sell their Shares subject to the volume limitations of Rule 144. As of May 8, 1997, there were outstanding options to purchase a total of 501,444 shares of Common Stock. See "Management--Compensation Pursuant to Plans." The Company has granted registration rights with respect to 80,917 shares of Common Stock underlying shares issuable upon the exercise of convertible notes. See "Description of Common Stock--Registration Rights." The sale of such shares could have a material adverse effect on the Company's ability to raise capital in the public markets. See "Shares Eligible for Future Sale."

ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER AND BY-LAW PROVISIONS

    The Company's Restated Certificate of Incorporation, as amended (the "Restated Certificate"), provides for a classified Board of Directors and authorizes the issuance of Preferred Stock without stockholder approval and upon such terms as the Board of Directors may determine. These provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring or making a proposal to acquire, a majority of the outstanding stock of the Company and could adversely affect the prevailing market price of the Common Stock. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of Preferred

Stock that may be issued in the future. The Company has no present plans to issue any shares of Preferred Stock. See "Description of Capital
Stock--Preferred Stock."

LIMITED PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

    The Common Stock has traded on the Nasdaq National Market since June 1996 and has a limited public market history. There can be no assurance that future market prices for the shares will equal or exceed the price to public set forth on the cover page of this Prospectus. The price at which the Common Stock will trade will depend upon a number of factors, including, but not limited to, the Company's historical and anticipated operating results and general market and economic conditions, some of which factors are beyond the Company's control. Factors such as quarterly fluctuations in the Company's financial and operating results, announcements by the Company or others and developments affecting the Company, its clients or the industry generally, could also cause the market price of the Common Stock to fluctuate substantially. In addition, the stock market has from time to time experienced extreme price and volume fluctuations. These broad market fluctuations may adversely affect the market price of the Common Stock.

                                USE OF PROCEEDS

    The Company will not receive any proceeds from the sale of Shares by the Selling Stockholders.

                          PRICE RANGE OF COMMON STOCK

    The Common Stock has been quoted on the Nasdaq National Market under the symbol "FINE" since the Initial Public Offering on June 19, 1996.

    The following table sets forth the high and low sale prices of the Common Stock on the Nasdaq National Market for the periods indicated.

                                                                               HIGH        LOW
                                                                             ---------  ---------
Fiscal Year Ended December 25, 1996:

  Second Quarter (beginning June 19, 1996).................................  $   12.25  $   10.75
  Third Quarter............................................................      16.25      10.50
  Fourth Quarter...........................................................      19.25      14.00

Fiscal Year Ending December 31, 1997:

  First Quarter............................................................  $   28.50  $   18.25
  Second Quarter (through May 13, 1997)....................................      33.00      22.75

    On May 13, 1997, the last reported sale price for the Common Stock as reported by Nasdaq was $29.00 per share. As of May 13, 1997, there were approximately 40 holders of record of the Common Stock.

                                DIVIDEND POLICY

    The Company has never paid cash dividends on its Common Stock and presently does not intend to declare any cash dividends on the Common Stock in the foreseeable future. It is the current policy of the Company's Board of Directors to retain earnings to finance the operations and expansion of the Company's business. In addition, the Company's financing agreement restricts the Company's ability to pay dividends to its stockholders and it is anticipated that future financing agreements will have similar restrictions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of March 26, 1997. This table should be read in conjunction with the consolidated financial statements of the Company and notes thereto appearing elsewhere in this Prospectus.

                                                                                                    MARCH 26, 1997
                                                                                                    --------------
                                                                                                    (IN THOUSANDS)
Short-term obligations:
  Current portion of long-term debt...............................................................    $       --
  Current portion of subordinated debt............................................................         1,765
                                                                                                    --------------
      Total.......................................................................................    $    1,765
                                                                                                    --------------
                                                                                                    --------------
Long-term obligations:
  Long-term debt..................................................................................    $    1,461
  Subordinated debt...............................................................................         5,509
                                                                                                    --------------
      Total.......................................................................................         6,970

Stockholders' equity:
  Preferred Stock, $.01 par value, 1,000,000 shares authorized; none issued and outstanding.......
  Common Stock, $.01 par value, 25,000,000 shares authorized; 8,955,766 issued and outstanding
    (1)...........................................................................................            90
  Additional paid-in capital......................................................................       101,551
  Retained earnings...............................................................................         5,969
  Receivables from stockholders for purchase of Common Stock......................................          (156)
                                                                                                    --------------
      Total stockholders' equity..................................................................       107,454
                                                                                                    --------------
        Total capitalization......................................................................       114,424
                                                                                                    --------------
                                                                                                    --------------

------------------------

(1) Does not include 501,044 shares of Common Stock issuable upon the exercise of outstanding stock options and 80,917 shares of Common Stock issuable upon conversion of outstanding convertible notes. An aggregate of 34,334 additional shares of Common Stock has been reserved for future grants under the Company's stock plans. See "Management--Compensation Pursuant to Plans" and "Description of Capital Stock--Convertible Notes."

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data of the Company as of December 27, 1995 and December 25, 1996 and for each of the three years in the period ended December 25, 1996 were derived from the consolidated financial statements of the Company and the notes thereto, included elsewhere in this Prospectus, which have been audited by Deloitte & Touche LLP, independent auditors. The following selected consolidated financial data of the Company as of March 27, 1996 and March 26, 1997 and for each of the three-month periods then ended were derived from the unaudited consolidated financial statements of the Company and the notes thereto, included elsewhere in this Prospectus. The following selected consolidated financial data of the Company should be read in conjunction with the consolidated financial statements of the Company and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                      FISCAL YEARS (1)                        THREE MONTHS ENDED
                                                    -----------------------------------------------------  ------------------------
                                                                                                            MARCH 27,    MARCH 26,
                                                      1992       1993       1994       1995       1996        1996         1997
                                                    ---------  ---------  ---------  ---------  ---------  -----------  -----------

                                                                  (IN THOUSANDS, EXCEPT PER SHARE AND CONTRACT DATA)
STATEMENT OF INCOME DATA:
Net sales.........................................  $  39,429  $  61,212  $  82,119  $  95,462  $ 127,925   $  24,160    $  49,452
Cost of sales.....................................     35,398     55,816     73,833     85,576    113,703      21,630       44,210
                                                    ---------  ---------  ---------  ---------  ---------  -----------  -----------
Gross profit......................................      4,031      5,396      8,286      9,886     14,222       2,530        5,242
General and administrative expenses...............      3,082      2,649      3,406      3,626      5,388       1,336        3,215
                                                    ---------  ---------  ---------  ---------  ---------  -----------  -----------
Income from operations............................        949      2,747      4,880      6,260      8,834       1,194        2,027
Interest expense, net.............................        393        834      1,629      2,479      2,330         767          538
                                                    ---------  ---------  ---------  ---------  ---------  -----------  -----------
Income before tax provision and extraordinary
  item............................................        556      1,913      3,251      3,781      6,504         427        1,489
Tax provision.....................................        216        829      1,385      1,585      2,700         168          641
                                                    ---------  ---------  ---------  ---------  ---------  -----------  -----------
Income before extraordinary item..................        340      1,084      1,866      2,196      3,804         259          848
Extraordinary item................................     --            112     --         --         --          --           --
                                                    ---------  ---------  ---------  ---------  ---------  -----------  -----------
Net income........................................        340        972      1,866      2,196      3,804         259          848
Accretion to redemption value of warrants.........     --           (230)      (250)      (900)    (1,300)     (1,040)      --
                                                    ---------  ---------  ---------  ---------  ---------  -----------  -----------
Net income available to Common Stockholders.......  $     340  $     742  $   1,616  $   1,296  $   2,504   $    (781)   $     848
                                                    ---------  ---------  ---------  ---------  ---------  -----------  -----------
                                                    ---------  ---------  ---------  ---------  ---------  -----------  -----------
Net income per share assuming full dilution(2)....  $    0.17  $    0.24  $    0.49  $    0.39  $    0.50   $   (0.22)   $    0.11
                                                    ---------  ---------  ---------  ---------  ---------  -----------  -----------
                                                    ---------  ---------  ---------  ---------  ---------  -----------  -----------
Average number of shares of Common Stock
  outstanding assuming full dilution..............      2,048      3,087      3,287      3,330      5,005       3,510        7,951
                                                    ---------  ---------  ---------  ---------  ---------  -----------  -----------
                                                    ---------  ---------  ---------  ---------  ---------  -----------  -----------

SELECTED OPERATING DATA:
EBITDA(3).........................................  $   2,154  $   4,631  $   7,563    $10,416  $  14,078  $    2,199   $    4,042
Net cash provided by operating activities.........      1,676      3,765      2,570      2,971        346       1,630          324
Net cash used in investing activities.............     (2,295)    (7,669)    (9,046)    (8,124)   (25,875)     (6,725 )    (15,716 )
Net cash provided by financing activities.........        463      2,737      7,632      4,255     29,619       5,823       24,432
Total contracts (at end of period)(4).............         28         42         81         95        341         156          713

BALANCE SHEET DATA (AT END OF PERIOD):
Working capital (deficit).........................  $     843  $     (33)   $(4,056)   $(4,499) $   4,578  $   (6,595 ) $   16,138
Total assets......................................     19,938     29,174     53,153     60,581    117,443      73,757      153,567
Total debt........................................     10,759     13,358     25,518     28,931     39,621      36,599        8,735
Stockholders' equity..............................      2,726      6,970      8,586     11,382     46,772      10,971      107,454

                                        (FOOTNOTES APPEAR ON THE FOLLOWING PAGE)

------------------------------

(1) The Company's fiscal year ends on the last Wednesday of December. The 1992 fiscal year was a 53-week period.

(2) Net income (loss) per share assuming full dilution is calculated based upon net income less accretion to the redemption value of warrants issued in fiscal 1993. Accretion to redemption value of warrants was $230 ($0.07 per share), $250 ($0.08 per share), $900 ($0.27 per share) and $1,300 ($0.26 per share) for fiscal 1993, 1994, 1995 and 1996, respectively, and $1,040 ($0.30 per share) and $0 for the three months ended March 27, 1996 and March 26, 1997, respectively.

(3) Represents earnings before interest expense, income tax expense and depreciation and amortization. EBITDA is not a measurement in accordance with GAAP and should not be considered an alternative to, or more meaningful than, income from operations, net income or cash flows as defined by GAAP or as a measure of the Company's profitability or liquidity. The Company has included information concerning EBITDA herein because management believes EBITDA provides useful information regarding the cash flow of the Company and its ability to service debt.

(4) Represents total contracts other than contracts for one-time or special events.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATION

OVERVIEW

    The Company was formed in 1985 and has grown to become a leading provider of food and beverage concession, catering and ancillary services to more than 750 facilities in 38 states. The Company targets four distinct markets within the contract food service industry: the recreation and leisure market ("Recreation and Leisure"), serving arenas, stadiums, amphitheaters, civic centers and other recreational facilities; the convention center market ("Convention Centers"); the educational and school nutrition markets ("Education"), which the Company entered in 1994, serving colleges, universities and since 1996, elementary and secondary schools; and the business dining market ("Business Dining"), which the Company entered in 1994, serving corporate cafeterias, office complexes and manufacturing plants.

    A significant portion of the Company's growth to date has been derived from acquisitions. From April 1993 through January 1997, the Company acquired nine companies. In April 1993, the Company acquired Fanfare, Inc., which primarily serves Recreation and Leisure facilities. In September 1994, the Company acquired Creative Food Management, Inc., which serves the Education, Business Dining and Recreation and Leisure markets. In July 1995, the Company acquired Northwest Food Service, Inc. which serves the Education and Business Dining markets. The Company acquired Sun West Services, Inc. ("Sun West") in March 1996, Ideal in July 1996, PCS Holding Corporation (formerly known as HCS Management Corporation) ("PCS") in November 1996 and Republic in December 1996 for an aggregate purchase price of approximately $23.4 million. In the beginning of the first quarter of the 1997 fiscal year, the Company acquired two additional companies. On December 30, 1996 the Company acquired Service Dynamics for a purchase price of approximately $3.0 million. On January 23, 1997 the Company acquired Serv-Rite for a purchase price of approximately $7.5 million. The Company is in the process of eliminating certain redundant operations through closings of offices and termination of excess personnel from certain of the companies acquired in 1996 and the first quarter of 1997.

    The matters discussed in this Prospectus contain forward-looking statements which involve risks relating to future events and uncertainties associated with the food service industry. The Company's actual events or results may differ materially from the results discussed in the forward looking statements. These risks are detailed from time to time in the Company's filings with the Securities and Exchange Commission.

RESULTS OF OPERATIONS

    The following table sets forth, for the periods indicated, certain financial data as a percentage of the Company's net sales:

                                                                                                     THREE MONTHS ENDED
                                                                                  FISCAL YEARS      ---------------------
                                                                               -------------------  MARCH 27,   MARCH 26,
                                                                               1994   1995   1996     1996        1997
                                                                               -----  -----  -----  ---------   ---------
Net sales....................................................................  100.0% 100.0% 100.0%   100.0%      100.0%
Cost of sales................................................................   89.9   89.6   88.9     89.5        89.4
                                                                               -----  -----  -----  ---------   ---------
Gross profit.................................................................   10.1   10.4   11.1     10.5        10.6
General and administrative expenses..........................................    4.1    3.8    4.2      5.5         6.5
                                                                               -----  -----  -----  ---------   ---------
Income from operations.......................................................    6.0    6.6    6.9      5.0         4.1
Interest expense, net........................................................    2.0    2.6    1.8      3.2         1.1
                                                                               -----  -----  -----  ---------   ---------
Income before tax provision..................................................    4.0    4.0    5.1      1.8         3.0
Tax provision................................................................    1.7    1.7    2.1      0.7         1.3
                                                                               -----  -----  -----  ---------   ---------
Net income before warrant accretion..........................................    2.3%   2.3%   3.0%     1.1%        1.7%
                                                                               -----  -----  -----  ---------   ---------
                                                                               -----  -----  -----  ---------   ---------

    The following table sets forth net sales attributable to the Company's principal operating markets, expressed in dollars (in thousands) and as a percentage of total net sales:

                                                                                                  THREE MONTHS ENDED
                                                            FISCAL YEARS                    ------------------------------
                                           -----------------------------------------------    MARCH 27,       MARCH 26,
                                                1994            1995            1996             1996            1997
                                           --------------  --------------  ---------------  --------------  --------------
Recreation and Leisure...................  $45,773   55.7% $42,657   44.7% $ 40,897   32.0% $ 6,898   28.6% $ 6,505   13.2%
Convention Centers.......................   30,443   37.1   34,746   36.4    42,585   33.3   11,835   49.0   13,816   27.9
Education................................    2,715    3.3    8,902    9.3    26,109   20.4    3,068   12.6   14,135   28.6
Business Dining..........................    3,188    3.9    9,157    9.6    18,334   14.3    2,359    9.8   14,996   30.3
                                           -------  -----  -------  -----  --------  -----  -------  -----  -------  -----
  Total..................................  $82,119  100.0%  95,462  100.0% $127,925  100.0% $24,160  100.0% $49,452  100.0%
                                           -------  -----  -------  -----  --------  -----  -------  -----  -------  -----
                                           -------  -----  -------  -----  --------  -----  -------  -----  -------  -----

THREE MONTHS ENDED MARCH 26, 1997 COMPARED TO THREE MONTHS ENDED MARCH 27, 1996

    NET SALES. The Company's net sales increased 105% from $24.1 million for the three months ended March 27, 1996 to $49.5 million for the three months ended March 26, 1997. Net sales increased in all market areas except Recreation and Leisure. However, excluding from the first quarter of 1996 the one time sales from food service at Super Bowl XXX, net sales from the Recreation and Leisure market increased from new and existing contracts. Net sales from Convention Centers increased 17% primarily as a result of increased sales from new and existing contracts. Net sales in Education and Business Dining more than doubled, primarily as a result of the impact of acquisitions in 1996 and 1997.

    GROSS PROFIT. Gross profit increased from $2.5 million or 10.5% of net sales to $5.2 million or 10.6% of net sales for the comparable 1997 period. The increase in gross profit as a percentage of net sales was attributable to benefits from acquisitions and the contribution of new and existing contracts.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased from $1.3 million (or 5.5% of net sales) for the three months ended March 27, 1996 to $3.2 million (or 6.5% of net sales) for the three months ended March 26, 1997. The increase was attributable primarily to the Company's continued investment in training programs, regional and accounting management and additional sales personnel to support its current and future growth plans.

    OPERATING INCOME. Operating income increased 69.8% from $1.2 million for the three months ended March 27, 1996 to $2.0 million for the three months ended March 26, 1997 primarily as a result of the factors discussed above.

    INTEREST EXPENSE. Interest expense decreased approximately $229,000 for the three months ended March 26, 1997, due to decreased debt levels resulting from the repayment of certain obligations under the Company's credit facility with the net proceeds from the Initial Public Offering and the Follow-On Offering.

FISCAL 1996 COMPARED TO FISCAL 1995

    NET SALES. The Company's net sales increased 34% from $95.5 million in fiscal 1995 to $127.9 million in fiscal 1996. Net sales increased in fiscal 1996 in all market areas except Recreation and Leisure. Recreation and Leisure net sales decreased 4%, primarily due to a decrease in attendance at the Florida Marlins major league baseball games and the decision by a private tenant of one of the Company's clients to build a new facility and self operate its food service. This decrease was partially offset by new contracts signed with the Concord Pavilion in Concord, California and the Coral Sky Amphitheater in West Palm Beach, Florida. Net sales from Convention Centers increased 23% primarily as a result of increased sales from existing contracts, including the Orange County Convention Center in Orlando, Florida, the Monroe Civic Center Complex in Monroe, Louisiana, the D.L. Lawrence Convention Center in Pittsburgh, Pennsylvania and the Albuquerque Convention Center in New Mexico. Net sales from Education and Business Dining more than doubled primarily as a result of the acquisitions of Sun West in March 1996,

Ideal in July 1996, PCS in November 1996 and Republic in December 1996, as well as the impact of new contracts such as Boise State University in Boise, Idaho and St. Edward's College in Austin, Texas.

    GROSS PROFIT. Gross profit as a percentage of net sales increased from 10.4% in fiscal 1995 to 11.1% in fiscal 1996. This increase is attributable to purchasing efficiencies gained from an expanded base of business and the contribution of new contracts and acquisitions.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased from $3.6 million (or 3.8% of net sales) in fiscal 1995 to $5.4 million (or 4.2% of net sales) in fiscal 1996. This increase was attributable primarily to the Company's continued investment in training programs, regional management and additional sales personnel to support its current and future growth plans.

    OPERATING INCOME. Operating income increased 41%, from $6.3 million in fiscal 1995 to $8.8 million in fiscal 1996, primarily for the reasons mentioned above.

    INTEREST EXPENSE. Interest expense decreased approximately $149,000, due primarily to a reduction in debt levels resulting from the repayment of certain obligations under the Company's credit facility with the net proceeds from the Initial Public Offering, as well as the repayment of subordinated debt.

FISCAL 1995 COMPARED TO FISCAL 1994

    NET SALES. The Company's net sales increased 16.2% from $82.1 million in fiscal 1994 to $95.5 million in fiscal 1995. Net sales increased in fiscal 1995 in all markets areas, except Recreation and Leisure. Recreation and Leisure net sales decreased 6.8% in fiscal 1995 as compared to fiscal 1994, primarily from the continued effects of the Major League Baseball lock-out as well as a decline in attendance at Florida Marlins games, partially offset by the effects of new contracts signed in 1994 and 1995. The Company's contract at Pro Player Stadium in Miami, Florida, the home of the Miami Dolphins and the Florida Marlins, accounted for $13.0 million of net sales in fiscal 1995, compared to $16.0 million in fiscal 1994. Net sales from Convention Centers increased 14.1% in fiscal 1995 as compared to fiscal 1994 primarily as a result of increased sales from existing contracts and the impact of new contracts signed in 1994 and in 1995. Net sales from Education and Business Dining increased in fiscal 1995 as compared to fiscal 1994, primarily as a result of the full year impact of the acquisition of Creative and the impact of the acquisition of Northwest.

    GROSS PROFIT. Gross profit as a percentage of net sales increased to 10.4% in fiscal 1995 from 10.1% in fiscal 1994 primarily attributable to the benefit of continued economies of scale from national purchasing programs, effective labor cost controls and an increase in management fee contracts.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased from $3.4 million (or 4.1% of net sales) in fiscal 1994 to $3.6 million (or 3.8% of net sales) in fiscal 1995. The dollar increase was attributable primarily to the increase in clerical support for new accounts and acquisitions. The percentage decrease resulted from a proportionally greater increase in net sales relative to general and administrative expenses.

    OPERATING INCOME. Operating income increased 28.3%, from $4.9 million in fiscal 1994 to $6.3 million in fiscal 1995, primarily for the reasons mentioned above.

    INTEREST EXPENSE. Interest expense increased approximately $850,000, due primarily to increased debt levels to finance investments in new accounts and acquisitions as well as an increase in the prime rate and the reset of the interest rate on its variable rate subordinated notes from 9.8% to 12.79%.

QUARTERLY RESULTS OF OPERATIONS

    The Company's net sales and operating results vary significantly from quarter to quarter as a result of seasonal patterns, the unpredictability in the number, timing and type of new contracts, the timing of contract expirations and special one-time events at facilities served by the Company. Results of operations for any particular quarter may not be indicative of results of operations for future periods. There can be no assurance that future seasonal and quarterly fluctuations will not have a material adverse effect on the Company's business, financial condition and results of operations.

    The following table sets forth unaudited selected consolidated income statement data for the periods indicated, as well as such data expressed as a percentage of net sales for the same periods. This information has been derived from unaudited consolidated financial statements and, in the opinion of management, includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information.

                                                                           FISCAL QUARTERS
                                           -------------------------------------------------------------------------------
                                                          1995                                1996                  1997
                                           ----------------------------------  ----------------------------------  -------
                                            FIRST   SECOND    THIRD   FOURTH    FIRST   SECOND    THIRD   FOURTH    FIRST
                                           -------  -------  -------  -------  -------  -------  -------  -------  -------
                                                                           (IN THOUSANDS)
Net sales................................  $23,429  $20,090  $26,340  $25,603  $24,160  $25,803  $37,272  $40,690  $49,452
Cost of sales............................   21,295   18,422   23,002   22,857   21,630   23,389   32,766   35,918   44,210
                                           -------  -------  -------  -------  -------  -------  -------  -------  -------
Gross profit.............................    2,134    1,668    3,338    2,746    2,530    2,414    4,506    4,772    5,242
General and administrative expenses......    1,090      923      870      743    1,336    1,241    1,467    1,344    3,215
                                           -------  -------  -------  -------  -------  -------  -------  -------  -------
Income from operations...................    1,044      745    2,468    2,003    1,194    1,173    3,039    3,428    2,027
Interest expenses, net...................      696      633      642      508      767      756      496      311      538
                                           -------  -------  -------  -------  -------  -------  -------  -------  -------
Income before tax provision..............      348      112    1,826    1,495      427      417    2,543    3,117    1,489
Tax provision............................      140       38      781      626      168      167    1,144    1,221      641
                                           -------  -------  -------  -------  -------  -------  -------  -------  -------
Net income...............................  $   208  $    74  $ 1,045  $   869  $   259  $   250  $ 1,399  $ 1,896  $   848
                                           -------  -------  -------  -------  -------  -------  -------  -------  -------
                                           -------  -------  -------  -------  -------  -------  -------  -------  -------

                                                                   (AS A PERCENTAGE OF NET SALES)
Net sales................................    100.0%   100.0%   100.0%   100.0%   100.0%   100.0%   100.0%   100.0%   100.0%
Cost of sales............................     90.9     91.7     87.3     89.3     89.5     90.6     87.9     88.3     89.4
                                           -------  -------  -------  -------  -------  -------  -------  -------  -------
Gross profit.............................      9.1      8.3     12.7     10.7     10.5      9.4     12.1     11.7     10.6
General and administrative expenses......      4.6      4.6      3.3      2.9      5.5      4.9      3.9      3.3      6.5
                                           -------  -------  -------  -------  -------  -------  -------  -------  -------
Income from operations...................      4.5      3.7      9.4      7.8      5.0      4.5      8.2      8.4      4.1
Interest expense, net....................      3.0      3.2      2.5      2.0      3.2      2.9      1.3      0.8      1.1
                                           -------  -------  -------  -------  -------  -------  -------  -------  -------
Income before tax provision..............      1.5      0.5      6.9      5.8      1.8      1.6      6.9      7.6      3.0
Tax provision............................      0.6      0.2      3.0      2.4      0.7      0.6      3.1      3.0      1.3
                                           -------  -------  -------  -------  -------  -------  -------  -------  -------
Net income...............................      0.9%     0.3%     3.9%     3.4%     1.1%     1.0%     3.8%     4.6%     1.7%
                                           -------  -------  -------  -------  -------  -------  -------  -------  -------
                                           -------  -------  -------  -------  -------  -------  -------  -------  -------

LIQUIDITY AND CAPITAL RESOURCES

    The Company has funded its capital requirements from a combination of operating cash flow and debt and equity financing. Net cash provided by operating activities was $2.6 million, $3.0 million and $346,000 in fiscal 1994, 1995 and 1996, respectively. Cash flow from operating activities was a source of funds of approximately $1.6 million and $324,000 for the three months ended March 27, 1996, and March 26, 1997, respectively.

    EBITDA was $7.6 million, $10.4 million and $14.1 million in fiscal 1994, 1995 and 1996, respectively, and $2.2 million and $4.0 million for the three months ended March 27, 1996 and March 26, 1997, respectively. EBITDA represents earnings before interest expense, income tax expense and depreciation and amortization. EBITDA is not a measurement in accordance with GAAP and should not be considered an alternative to, or more meaningful than, income from operations, net income or cash flows as defined by GAAP as a measure of the Company's profitability or liquidity. The Company has included information concerning EBITDA herein because management believes EBITDA provides useful information regarding the cash flow of the Company and its ability to service debt. EBITDA information should be read in conjunction with the Consolidated Statements of Cash Flows of the Company included in the consolidated financial statements of the Company elsewhere in this Prospectus.

    Cash flows used in investing activities was $9.0 million, $8.1 million and $25.9 million in fiscal 1994, 1995 and 1996, respectively. In fiscal 1994, 1995 and 1996, $6.3 million, $3.3 million and $8.5 million, respectively, was used for additions to fixtures and equipment. In 1994, the Company made advances aggregating $2.3 million to two clients in accordance with their food service contracts.

    Cash flows used in investing activities was approximately $6.7 million and $15.7 million for the three months ended March 27, 1996 and March 26, 1997, respectively. The increase in use of funds was primarily a result of investment in acquired companies.

    In June 1996, the Company completed its Initial Public Offering, resulting in net proceeds of approximately $32.6 million after deducting underwriting discounts and certain expenses.

    In connection with the Initial Public Offering, the Company's credit facility was amended and restated on June 19, 1996 (the "Restated Bank Agreement"). The Restated Bank Agreement provides for (i) a working capital revolving credit line for general obligations and letters of credit, in the maximum aggregate amount of $20.0 million (the "Working Capital Line") and (ii) a line of credit to provide for future expansion by the Company, in the maximum amount of $55.0 million (the "Guidance Line"). The maximum aggregate allowable borrowings under the Restated Bank Agreement is $75.0 million. The Restated Bank Agreement terminates on April 30, 1999. The Working Capital Line provides funds for liquidity, seasonal borrowing needs and other general corporate purposes. The Guidance Line is available to fund the Company's acquisitions and for investments made in connection with obtaining new contracts.

    At December 25, 1966 and March 26, 1997 the Company's current assets exceeded its current liabilities, resulting in a working capital surplus of $4.6 million and $16.1 million, respectively.

    On February 12, 1997, the Company completed the Follow-On Offering, resulting in net proceeds to the Company of approximately $59.1 million after deducting underwriting discounts and certain expenses. The proceeds of the Follow-On Offering were used to repay obligations under the Restated Bank Agreement and for general working capital purposes.

    The Company believes that the proceeds of the Follow-On Offering, funds expected to be generated from operations and amounts available under the Restated Bank Agreement will be sufficient to satisfy the Company's capital requirements for at least the next twelve months.

NEW ACCOUNTING PRONOUNCEMENTS

    In February 1997, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings Per Share ("EPS"). SFAS No. 128 establishes accounting standards for the computation, presentation and disclosure requirements for EPS. SFAS No. 128 is effective for financial statements for interim and annual periods ending after December 15, 1997. Earlier application is not permitted. However, an entity is permitted to disclose pro forma EPS amount computed using SFAS No. 128 in the notes to the financial statement in periods prior to the required adoption. The Company has disclosed the pro forma EPS in the first quarter 1997 financial statements.

    In conjunction with the issuance of SFAS No. 128, the FASB issued SFAS No. 129, Disclosure of Information About Capital Structure. SFAS No. 129 requires disclosure of the pertinent rights and privileges of various securities outstanding. SFAS No. 129 is effective for financial statements for periods ending after December 15, 1997. The adoption of SFAS No. 129 will not have an impact on the Company since the Company has disclosed the required information in prior financial statements.

INFLATION

    The Company believes that inflation has not had a material effect on its results of operations.

SEASONALITY

    The Company's business is seasonal in nature. Many Recreation and Leisure facilities experience slack periods in March, April and May due to fewer sporting events in these months, and Convention Centers generally host fewer conventions from May through September. In addition, many Education facilities are closed during the summer months. Among other things, the Company adjusts its labor scheduling and staffing to compensate for these fluctuations.

                                    BUSINESS

GENERAL

    Fine Host Corporation is a leading contract food service management company, providing food and beverage concession, catering and other ancillary services at more than 750 facilities located in 38 states, primarily through multi-year contracts. Fine Host targets four distinct markets within the contract food service industry: the recreation and leisure market (arenas, stadiums, amphitheaters, civic centers and other recreational facilities); the convention center market; the education market (colleges, universities and elementary and secondary schools); and the business dining market (corporate cafeterias, office complexes and manufacturing plants). The Company is the exclusive provider of food and beverage services at substantially all of the facilities it serves.

INDUSTRY OVERVIEW

    The Company estimates that the United States contract food service industry had annual revenues of approximately $96 billion in 1995, of which approximately $60 billion was in markets in which the Company presently competes. The remaining $36 billion consisted of sales primarily to hospitals and health care facilities, correctional facilities, military facilities, child-care facilities and transportation facilities such as airports, train stations and bus depots. In the contract food service industry, the facility owner, rather than the food service provider, is primarily responsible for attracting patrons. All of the markets in which the Company operates are highly fragmented. The contract food service industry has been experiencing consolidation in recent years.

BUSINESS STRATEGY

    The Company's objective is to become the leading contract food service management company serving middle-market locations. The Company's business strategy is comprised of the following key elements:

    EXCLUSIVE FOCUS ON CONTRACT FOOD SERVICE. Unlike most of its national competitors, the Company focuses exclusively on the contract food service industry. Management believes that its focus has allowed it to develop superior operating techniques, hire and retain high quality unit, regional and senior managers and maintain a greater awareness of and responsiveness to changing market conditions.

    MIDDLE-MARKET FOCUS. The Company focuses on obtaining new contracts principally at facilities generating $1 million to $4 million in annual food and beverage sales. The Company believes that these "middle-market" facilities generally provide greater profit margins and require less capital investment than larger facilities. On a selective basis, the Company will attempt to obtain additional larger accounts which give the Company high visibility in the industry and strengthen its credibility when bidding on new contracts or pursuing acquisitions.

    SUPERIOR OPERATING TECHNIQUES. Fine Host has developed and implemented various operating strategies and systems including (i) labor cost management techniques that include forecasting labor costs on an event-by-event basis and moving full-time employees between nearby facilities in response to changes in demand, (ii) product cost management programs to reduce costs by establishing national agreements with food manufacturers, distributors and equipment manufacturers, (iii) quality control programs to ensure client satisfaction,
(iv) a facility design capability that maximizes point-of-sale contacts and uses portable sales locations to increase sales, (v) customized menu design that entails working closely with facility management to determine food and beverage selection and pricing that meets client needs and

(vi) extensive on-site marketing and support, including an on-site salesperson at certain locations to oversee food and beverage functions and to help sell unutilized space. The Company believes that its operating techniques have led to significant increases in sales and profits at many of the facilities it serves.

    EMPOWERED LOCAL MANAGEMENT. Fine Host's decentralized management approach assigns operating responsibility to the Company's general manager at each facility. The Company's general managers and region managers, each of whom is compensated in significant part through a bonus program tied closely to the financial performance of the facilities, are given the freedom and authority to make operational decisions. At convention centers and certain recreation and leisure facilities, the Company typically employs an on-site salesperson who is available to the convention or event manager to oversee the operation of food and beverage functions and to help sell unutilized space.

    RESPONSIVENESS TO CLIENTS. Consistent with the Company's client-oriented approach, the Company is flexible in structuring the key terms of contracts in order to satisfy client objectives. Senior management seeks to establish and maintain close working relationships with clients, which the Company believes enhance its ability to renew contracts. Monthly visits by region managers serve to enhance the client relationship.

    ACCOUNT DIVERSITY. The Company provides food service and other ancillary services at more than 750 facilities, including recreation and leisure facilities, convention centers, educational facilities and business dining facilities of varying sizes. These facilities are located domestically in 38 states and internationally in Southeast Asia. The Company believes this diversity, in terms of both type of facility and geographic region, enhances the Company's ability to withstand localized economic pressures and downturns associated with a particular market.

    COST CONTROLS AND ECONOMIES OF SCALE. The Company focuses on controlling labor and overhead costs and capitalizing on economies of scale. As the number of facilities served by the Company has increased, the Company has reduced labor costs by transferring employees between nearby facilities during off-peak periods. The Company centralizes various functions, including legal, finance, contract administration, human resources, training, regulatory compliance, marketing, purchasing and accounting services, in order to control overhead costs. The Company's size has allowed it to procure national purchasing and distribution arrangements with vendors that include national pricing available to all Fine Host locations.

GROWTH OPPORTUNITIES

    The Company believes that substantial opportunities for continued growth exist through the renewal of existing contracts, the addition of new contracts and acquisitions.

    RENEWAL OF CONTRACTS. The Company believes that its strong operating performance and focus on client satisfaction have enabled it to achieve a favorable contract renewal rate. Fine Host's sales and marketing staff maintains ongoing relationships with facility owners and typically seeks renewal of existing contracts months in advance of the scheduled termination date. The Company's senior management handles principal aspects of contract negotiations, enabling the Company to be responsive in negotiations. Fine Host has retained the food and beverage business at each of the 24 public convention centers at which it has been awarded a contract without the loss of any such contract, and has renewed each of the 13 convention center contracts that have come up for renewal. The Company believes that its ability to renew convention center contracts is particularly significant because public authorities choosing the food service provider put great emphasis on the level of quality and service offered. These aspects are viewed as critical factors in the decision-making process of convention organizers and meeting planners when making site selections.

    OBTAINING NEW CONTRACTS. The Company believes that the expertise and experience of its management team enable it to identify new contract opportunities and negotiate and implement facility contracts in a disciplined manner. The Company believes that its ability to obtain new contracts is enhanced by the following factors:

        - INDUSTRY GROWTH. The Company believes that opportunities to obtain new contracts will come from both the growing number of newly constructed and expanded facilities, especially stadiums, arenas, amphitheaters and convention centers, and the large number of existing facilities in each of the Company's principal operating markets which are expected to put their food service contracts out for bid in the near term.

        - INCREASED MARKET PENETRATION. The Company's presence at a significant facility within a city or region often results in additional business from other facilities in the area because (i) other facilities may select the Company based on the reputation the Company has gained in the area and (ii) other accounts which were not economically viable for the Company to manage on a stand-alone basis may now be managed by the Company's local management team. By leveraging its established market presence, the Company is able to bid more competitively for local business.

        - EXPANDED PRESENCE IN EDUCATION AND BUSINESS DINING. The Company's entry through acquisition into the education and business dining markets provides the Company with operating experience which the Company believes will facilitate further penetration into these highly fragmented markets. This has been evidenced recently by the Company's entrance into the School Nutrition market, which is shifting toward outsourcing contract food services.

        - INTERNATIONAL EXPANSION. In 1994, the Company established a joint venture with a Thai facilities management company to jointly market their services throughout Asia, and obtained the food service contract for the Queen Sirikit National Convention Center in Bangkok, Thailand. In addition, the Company recently expanded its presence in Southeast Asia through the execution of multi-year food service management agreements to operate the Bangkok International Trade and Exhibition Center in Bangkok, Thailand and the Bali Festival Park in Bali, Indonesia. The Company believes that the rapid growth of the Asian economy, including the increased construction of recreation and leisure facilities and convention centers, provides the Company with further opportunities for expansion on an international basis due to the lack of both food service technology and sophistication within the Asian contract food service industry.

    ACQUISITIONS. The Company believes there are significant opportunities to expand its business through the acquisition of companies in the contract food service industry, particularly in the education and business dining markets, as well as in markets where the Company does not primarily operate, such as hospitals and healthcare facilities and correctional facilities. Senior management of the Company has been primarily responsible for identifying, pursuing and negotiating potential acquisition opportunities and integrating acquired operations. The Company believes that it can integrate such companies into the Company's management structure and diversified operations successfully without a significant increase in general and administrative expense. There can be no assurance, however, that the Company's acquisition strategy can be implemented successfully. See "Risk Factors--Risk of Inability to Operate or Integrate Acquired Businesses; Expenses Associated with Acquisition Strategy."

    Fine Host's growth has accelerated since its Initial Public Offering with the successful completion of five strategic acquisitions. These acquisitions significantly increase the Company's presence in the education and business dining markets in the northeastern and mid-Atlantic regions of the United States. Four of these acquisitions, Ideal, Republic, Service Dynamics and Serv-Rite, have increased the Company's presence in the School Nutrition market, a market estimated by the U.S. government to be approximately

$10 billion in 1995. The Company believes that all of these companies have effective management teams and strong operating results at their facilities, yet can benefit from the Company's size and operating infrastructure.

SERVICES AND OPERATIONS

    The Company provides a wide array of food services, ranging from food and beverage concessions, such as hot dogs, sandwiches, soda and beer, to sophisticated catering and fine dining in a formal setting. At its convention center locations, the Company routinely serves banquets attended by thousands of persons.

    The Company is the exclusive provider of food and beverages at substantially all of the facilities it serves and is responsible for hiring, training and supervising food service personnel and ordering, receiving, preparing and serving all items of food and beverage sold. At facilities serviced by the Company, the client attracts patrons on an event-specific basis at recreation and leisure facilities and convention centers and on a continuing basis at education and corporate dining facilities. As a result, the Company does not incur the expense of marketing to the broader public, and is able to focus on operations, client satisfaction, account retention and new account development.

    Fine Host has developed and implemented various operating strategies and systems to quickly and efficiently provide food and beverages to a large number of people in a short period of time and in a cost-effective manner, including:

    LABOR COST MANAGEMENT. The Company focuses on tight management of on-site costs, particularly with respect to labor. The Company requires its general managers to forecast labor requirements on an event-by-event basis and has the ability to tailor labor costs to specific events and venues. For example, managers reduce labor during individual events when operationally desirable, such as after half time of a football game. In addition, as the number of locations managed by the Company has grown, the Company has been able to achieve labor savings by moving full-time employees between nearby facilities during off-peak periods at one or more of the facilities.

    PRODUCT COST MANAGEMENT. The Company focuses on reducing total product costs, including distribution costs and raw product costs. The Company has implemented a program to control its distribution costs of grocery products pursuant to national distribution contracts, while at the same time it has negotiated agreements with the manufacturers of many of the principal products needed at its facility locations. As the Company has grown, it has been able to achieve economies of scale, including national pricing from manufacturers, food distributors and food equipment manufacturers. The Company also manages its product costs by carefully monitoring the size of food and beverage portions against predetermined standards.

    QUALITY CONTROL. The Company has instituted a quality control program to ensure client satisfaction and monitor quality levels at each of its locations. The Company requires its region managers to visit each of the locations for which he or she is responsible at least once monthly. The region manager is required to submit to senior management a written summary of each visit, including a report on the level of quality and service being maintained at each location, as well as the client's view of Fine Host's performance. In addition, the Company surveys meeting planners, convention organizers, fans and students using its food and beverage services, enabling the Company to track levels of satisfaction and to respond rapidly as problems arise.

    FACILITY DESIGN CAPABILITY. The Company has expertise in designing appealing and efficient food service facilities, including food courts, kitchens and permanent and portable concession stands. The Company believes that its design of concession stands and use of systems and equipment such as portable concession stands have enabled it to increase sales and improve client satisfaction at many facilities.

    CUSTOMIZED MENU DESIGN. Fine Host works closely with each facility's management to customize concession and catering menus and prices and to create catering brochures that meet the needs of prospective users of the facility and accommodate the tastes of the region in which the facility is located. Menus and prices are further refined and upgraded during meetings between Fine Host on-site management and facility patrons in accordance with the patron's individual desires.

    ON-SITE MARKETING AND SUPPORT. At convention centers and certain recreation and leisure facilities, the Company's on-site salesperson is available to the convention or event manager to oversee the operation of food and beverage functions. This commissioned salesperson also assists the convention center in selling unutilized space for events requiring food service, such as meetings, luncheons and weddings. This cooperative effort can result in incremental income for both Fine Host and its client.

    TRAINING AND RECRUITING. The Company has established a training program for its facility general managers and their staffs to establish a consistent level of quality at its facilities. The Company's training programs enable it to train a large number of temporary employees in a short period of time. The Company has developed and implemented numerous training programs, including an alcohol awareness program which requires that all servers of alcohol products receive special training, as well as a "train the trainer" program, which develops a management employee at each location capable of conducting the Company's on-site training programs.

    ACCOUNTING SYSTEMS AND CONTROLS. The Company's management information system is based on open hardware platforms that allow the Company to choose from a wide variety of software, system utilities and development tools. The Company's time management, inventory management (such as beverage yield analysis and food cost analysis) and retail point-of-sale control systems provide data for posting directly to the Company's general ledger and to other accounting subsystems. The automated general ledger system provides management reports on a timely basis which compare current and prior operating results and measure actual performance against predetermined operating budgets. The results are reported to and reviewed by regional and corporate management. Such reporting includes weekly and monthly forecasts of revenues and expenses and detailed performance reports.

CLIENTS

    The Company provides contract food services principally to recreation and leisure facilities, convention centers, education facilities and business dining accounts. As of March 26, 1997, the Company provided contract food service management at more than 750 facilities.

    RECREATION AND LEISURE FACILITIES. The Company offers food and beverage concession and catering services to arenas, stadiums, amphitheaters, civic centers and other recreational facilities. These facilities typically select a food service provider on the basis of its ability to generate increased volume from concession sales while maintaining high quality and attendee satisfaction. The Company employs its facility design capability and other operating techniques to serve its recreation and leisure venues and to increase total sales and profitability. The Company believes that, as a result of the growing popularity of minor league sports, significant opportunities exist at stadiums and arenas at which minor league baseball and hockey teams play. As of March 26, 1997, the Company provided services to facilities hosting eight minor league baseball teams and seven minor league hockey teams. The Company further believes that more major college athletic programs will seek to outsource food and beverage concession operations at on-campus stadiums and arenas. Recreation and leisure facilities served by the Company presently include Pro Player Stadium in Miami, Florida (home of the Miami Dolphins and Florida Marlins), Sun Devil Stadium in Tempe, Arizona (home of the Arizona Cardinals) and the Great Woods Center for the Performing Arts in Mansfield, Massachusetts. The Company also provides concession services to recreation and leisure facilities at colleges and universities including Arizona State University, Boise State University and the University of Minnesota.

    CONVENTION CENTERS. Food service offered in convention centers consists primarily of large scale catering and banquet functions held in the facility's ballroom and banquet halls, catering and concession services to functions held in meeting rooms, and concession services offered to convention and trade show attendees. The Company's convention center operations focus on providing consistent high quality and client satisfaction in all food service areas, particularly with respect to catering and banquet services. The Company believes that its ability to renew convention center contracts is particularly significant because public authorities choosing the food service provider put great emphasis on the level of quality and service offered. These aspects are viewed as critical factors in the decision-making process of convention organizers and meeting planners when making site selections. The Company also encourages convention organizers to choose other convention centers serviced by Fine Host for subsequent events. The Company believes it is well positioned to gain incremental sales at existing convention centers which are expanding their banquet and ballroom capacities, and to obtain additional contracts at newly constructed convention centers. Major convention center clients include the Albuquerque Convention Center in Albuquerque, New Mexico; the Austin Convention Center in Austin, Texas; the Lawrence Convention Center in Pittsburgh, Pennsylvania; the Orange County Convention Center in Orlando, Florida; the Oregon Convention Center in Portland, Oregon; and the Wisconsin Center in Milwaukee, Wisconsin.

    EDUCATION. The Company provides food and beverage concession and catering services to student cafeterias, food courts, snack bars and clubs at colleges, universities and elementary and secondary schools. College student dining habits have changed dramatically in recent years, with students tending to eat smaller meals throughout the day and evening, often paying with debit cards in lieu of cash or traditional board plans. In response to these changes, the Company now offers increased quality and choices among food and beverage items at educational facilities, including recognized brand name foods served in education facilities by the Company's employees. The Company has contractual arrangements with Subway Corporation, Pizza Hut, Inc. and Taco Bell Corp. to offer their products at various dining locations at educational institutions. The Company presently provides dining services to students at colleges and universities including Morris Brown College in Atlanta, Georgia; Mt. Hood Community College in Gresham, Oregon; Wayne State University in Detroit, Michigan; and Xavier University in New Orleans, Louisiana.

    BUSINESS DINING. Fine Host provides food and beverage services to business dining rooms and cafeterias, office complexes and manufacturing plants. Business dining facilities are increasingly offering upscale, quality food and beverage items and are often subsidized by employers seeking to shorten employee meal breaks and increase productivity. The Company seeks to capitalize on this trend by providing high quality food and beverage service at its corporate client dining locations. The Company serves a diversified mix of large corporate clients, focusing on more upscale office dining. Clients include facilities of Chrysler Corporation, General Motors Corporation, Ore-Ida Foods, Inc. and Whirlpool Corporation.

CONTRACTS

    The Company generally enters into one of three types of contracts: profit and loss contracts, profit sharing contracts and management fee contracts.

    PROFIT AND LOSS CONTRACTS ("P&LS"). Under P&Ls, the Company receives all the revenues and bears all the expenses of the operation. These expenses include rent paid to the client, typically calculated as a fixed percentage of various categories of sales. While Fine Host often benefits from greater upside potential with a P&L contract, it is responsible for all costs of running the food service operation and consequently bears greater risk than with a management fee or profit sharing contract.

    PROFIT SHARING CONTRACTS. Under profit sharing contracts, the Company receives a percentage of profits earned at the facility plus a fixed fee or percentage of sales as an administrative fee. Under this type of contract, Fine Host does not bear responsibility for losses incurred, if any.

    MANAGEMENT FEE CONTRACTS. Revenues derived under management fee contracts are based upon a fixed fee. Fine Host is reimbursed for all its on-site expenses incurred in providing food and beverage services under management fee contracts. A number of the Company's management fee contracts provide for an additional incentive fee based on a percentage of sales over a base threshold level. The benefit of this type of contract is that risks associated with food and beverage operations at the facility are generally not borne by Fine Host.

    Fine Host often provides a capital commitment in its bid to win a new facility contract. This commitment most frequently takes the form of an investment in food service equipment and leasehold facilities, which upgrade the facility itself and can increase the returns to both Fine Host and the facility owner by generating increased sales. Occasionally, the Company makes loans or advances to the client, the proceeds of which are generally used to improve an existing facility or to complete a new facility. These loans are sometimes collateralized by other assets in the facility. When the Company makes an investment, loan or advance to a facility under either a management fee or profit sharing contract, the amount of the commitment, together, in certain cases, with interest, is repaid to the Company out of the revenues generated by the food service operation in accordance with an amortization schedule set forth in the contract. P&L contracts do not require the repayment of invested capital to the Company during the contract term. All of the Company's contracts require the client to reimburse the Company for any unamortized invested capital in the event of the expiration or termination of the contract for any reason, and Fine Host keeps title to the subject assets until such payment is made. Invested capital is usually amortized over a period of time equal to or greater than the term of the contract. The Company believes that its willingness to make selective investments can provide it with a competitive advantage in bidding for new contracts. There can be no assurance, however, that any such investments will enhance returns and not result in losses for the Company. See "Risk Factors--Dependence on Clients; Investment in Client Contracts and Advances to Clients."

    The length of contracts varies depending on the type of facility, type of contract and financial investment. Contracts for recreation and leisure facilities typically include the largest capital investment by the Company and generally have a term of three to ten years. Contracts for convention centers generally have a term of three to five years. Education contracts generally have a term of one to five years. Corporate dining accounts, which generally require the smallest capital investment by the Company, typically have a shorter term than those in the recreation and leisure, convention center and education areas, and generally contain a provision allowing either party to terminate for convenience after a short notice period, typically ranging from 30 to 90 days. Most corporate dining contracts are terminable after a short notice period. The Company's remaining contracts generally have a fixed term and in any fiscal year a number of these contracts either expire or come up for renewal.

    Certain municipalities and governmental authorities require that a certain percentage of food service contract bids be from minority-owned and/or women-owned businesses ("MBEs" and "WBEs," respectively). The Company has entered into joint ventures with four MBEs/WBEs to operate facilities in Orlando, Florida; Portland, Oregon; Fort Worth, Texas; and Milwaukee, Wisconsin. It is likely that the Company will be required to partner with additional MBEs/WBEs in the future as a precondition to winning certain municipal and governmental authority facility food service contracts.

SALES AND MARKETING

    The Company selectively bids for both privately owned facility contracts and contracts awarded by governmental and quasi-governmental agencies. The privately negotiated transactions are usually competitive in nature, with a privately owned facility owner or operator soliciting proposals from Fine Host and several of its competitors. These bids often require a Fine Host team to formulate a rapid response and make a proposal encompassing, among other things, a capital investment and other financial terms. In certain cases, a private facility owner may choose to negotiate with the Company exclusively for a period of time. The Company believes that its flexibility with clients has helped it in these instances. See "--Business Strategy." Governmental contracts are usually awarded pursuant to a request-for-proposal process. Bidding in publicly controlled venues often requires more than a year of effort by a Fine Host team, focusing on building meaningful relationships in the local community in which the venue is located and raising the profile of the Fine Host name with the decision makers within that community. During this bidding period, the Company expends substantial time, effort and funds preparing a contract proposal and negotiating the contract. See "Risk Factors--Adverse Effects of an Inability to Retain Existing Contracts and Obtain New Contracts." The Company's sales and marketing team consists of three senior sales executives and ten sales and marketing professionals. The entire team is involved at various stages in formulating sales proposals and operating plans and negotiating new contracts.

    Members of the Company's sales and marketing team maintain a high degree of visibility in various industry trade associations. Virtually all of the Company's clients and potential clients in facilities operated by governmental and quasi-governmental authorities are members of these trade groups. The Company regularly exhibits at industry trade shows held for and by groups comprised of recreation and leisure facility owners, convention center managers and representatives of colleges, universities and elementary and secondary schools. Fine Host also advertises on a regular basis in magazines and periodicals that focus on the public facilities industry.

COMPETITION

    The Company encounters significant competition in each area of contract food service market in which it operates. Food service companies compete for clients on the basis of quality and service standards, innovative approaches to food service facilities design, maximization of sales and price (including the making of loans, advances and investments in client facilities and equipment). Competition may result in price reductions, decreased gross margins and loss of market share. Certain of the Company's competitors compete with the Company on both a national and international basis and have significantly greater financial and other resources than the Company. In addition, existing or potential clients may elect to "self operate" their food service, eliminating the opportunity for the Company to compete for the account. There can be no assurance that the Company will be able to compete successfully in the future or that competition will not have a material adverse effect on the Company's business, financial condition or results of operations.

EMPLOYEES

    As of March 26, 1997, the Company had approximately 2,100 full-time salaried employees. During March 1997, approximately 7,900 employees were part-time or hired on an event-by-event basis. The number of part-time employees can vary significantly from time to time. The Company believes that its future success will depend in large part upon the continued service of its senior management personnel and upon the Company's continuing ability to attract and retain highly qualified managerial personnel. Competition for highly qualified personnel is intense and there can be no assurance that the Company will be able to retain its key managerial personnel or that it will be able to attract and retain additional managerial personnel in the future. Approximately 9.0% of the Company's total employees (including full and part-time) are covered by collective bargaining agreements. The Company has not experienced any work stoppage and considers its relations with its employees to be satisfactory. The Company has hired and expects to continue to need to hire a large number of qualified, temporary workers at particular events. See "Risk Factors--Adverse Effects of an Inability to Manage Growth" and "--Constraints and Expenses Associated with an Unavailability of Labor."

GOVERNMENT REGULATION

    The Company's business is subject to various governmental regulations incidental to its operations, such as environmental, employment and health and safety regulations. Since it serves alcoholic beverages at many convention centers and recreation and leisure facilities, the Company also holds liquor licenses incidental to its contract food service business and is subject to the liquor license requirements of the states in which it holds a liquor license. As of March 26, 1997, the Company and its affiliates held liquor licenses in 20 states. While the application procedures and requirements for a liquor license vary by state, the Company has received an alcoholic beverage license with respect to each of the approximately 32 applications it has submitted, and has never had an alcoholic beverage license revoked or suspended.

    Typically, liquor licenses must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations relate to numerous aspects of the Company's operations, including minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing, inventory control and handling, and storage and dispensing of alcoholic beverages. The Company has not encountered any material problems relating to alcoholic beverage licenses to date. The failure to receive or retain a liquor license in a particular location could adversely affect the Company's ability to obtain such a license elsewhere.

    The Company is subject to "dram-shop" statutes in the states in which facilities are located. These statutes generally provide a person injured by an intoxicated person the right to recover damages from an establishment which wrongfully served alcoholic beverages to the intoxicated individual. The Company carries liquor liability coverage as part of its existing comprehensive general liability insurance which it believes is adequate. While the Company maintains such insurance, there can be no assurance that such insurance will be adequate to cover any potential liability or that such insurance will continue to be available on commercially acceptable terms. See "Risk Factors--Government Regulation."

    The cost of the Company's compliance with governmental regulations has not been material. However, there can be no assurance that additional federal or state legislation, or changes in regulatory implementation, would not limit the activities of the Company in the future or significantly increase the cost of regulatory compliance. See "Risk Factors--Government Regulation."

PROPERTIES

    The Company leases its corporate headquarters in Greenwich, Connecticut pursuant to a lease expiring in June 2004. The Company also maintains accounting processing centers in Toledo, Ohio and Tempe, Arizona. The Company leases the space for each of these facilities. The Company believes that the properties which are currently under lease are adequate to serve the Company's business operations for the foreseeable future. The Company believes that if it were unable to renew the lease on any of these facilities, other suitable facilities would be available to meet the Company's needs.

LITIGATION

    In January 1996, the Company was served with a complaint naming it as one of five defendants in a lawsuit brought by multiple plaintiffs in the New York State Supreme Court alleging damages arising out of the Woodstock II Festival held in August 1994 in Saugerties, New York. The promoter of the festival is also a defendant. According to the complaint, the plaintiffs were hired by the Company (which had a concession agreement with the promoters of the festival) as subcontractors of food, beverage and/or merchandise. In their complaint, which seeks approximately $5.9 million, the plaintiffs allege damages arising primarily from the failure to provide adequate security and prevent festival attendees from bringing food and beverages in to the festival. The Company has made claim for indemnification under applicable provisions of the concession agreement, which has been rejected by the promoter. On April 4, 1996, the other defendants named in the suit answered the complaint and asserted cross-claims for contribution and indemnification against the Company. Thereafter, the Company cross-claimed for contribution and indemnification against a co-defendant.

    The Company has also sued a former client in the Jefferson Circuit Court of the Commonwealth of Kentucky for certain amounts owed by the former client under the food service contract between the parties, and the former client has filed a counterclaim against the Company seeking unspecified damages for the Company's alleged tortious interference with a prospective contractual relationship with another food service provider.

    The Company is involved in certain other legal proceedings incidental to the normal conduct of its business. The Company does not believe that any liabilities relating to any of the legal proceedings to which it is a party are likely to be, individually or in the aggregate, material to its consolidated financial position or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The executive officers and directors of the Company are as follows:

     NAME                                                   AGE                             POSITION
------------------------------------------------------      ---      ------------------------------------------------------
Richard E. Kerley(1)..................................          55   President, Chief Executive Officer and Chairman of the
                                                                       Board of Directors
Catherine B. James....................................          44   Executive Vice President, Chief Financial Officer and
                                                                       Director
Randy B. Spector......................................          45   Executive Vice President, Chief Administrative Officer
                                                                       and Director
Randall K. Ziegler....................................          54   Group President--Convention, Leisure and International
                                                                       and Director
Robert F. Barney......................................          57   Group President--Education and Business Dining
Nelson A. Barber......................................          41   Senior Vice President and Treasurer
Ellen Keats...........................................          39   Vice President, General Counsel and Secretary
Cynthia J. Robbins....................................          41   Vice President and Controller
Ronald E. Blaylock(2).................................          37   Director
J. Michael Chu........................................          38   Director
Neal F. Finnegan(2)(3)................................          59   Director
Jack H. Nusbaum(2)....................................          56   Director
Joshua A. Polan(1)(2)(3)..............................          49   Director

------------------------

(1) Member of Executive Committee.

(2) Member of Audit Committee.

(3) Member of Compensation Committee.

    RICHARD E. KERLEY has been the President and Chief Executive Officer of Fine Host since 1991. In April 1997, Mr. Kerley became Chairman of the Board. He previously served as Chief Financial Officer of the Company from 1990 to 1991. He has been a director of the Company since 1994. Mr. Kerley has 21 years of experience in the food services industry. Prior to joining the Company in 1990, Mr. Kerley held a series of senior management positions at Ogden Corporation, a contract food service provider, including head of business development, logistic support and accounting.

    CATHERINE B. JAMES has been Executive Vice President and Chief Financial Officer of the Company since April 1997 and a director of the Company since 1994. She was an executive officer of Strategic Distribution, Inc. ("Strategic Distribution") through April 1997, serving as Chief Financial Officer from February 1996, as Executive Vice President from January 1989 and as Secretary and Treasurer from December 1989. She has served as a member of the Board of Directors of Strategic Distribution since 1990. She was also Chief Financial Officer of Strategic Distribution from January 1989 until September 1993. Ms. James was a Managing Director of Interlaken Capital, Inc. ("Interlaken Capital") from January 1990 to April 1997. From 1982 through 1988, she was employed by Morgan Stanley & Co. Incorporated, serving as a Managing Director in the corporate finance area during the last two years of her tenure.

    RANDY B. SPECTOR has been Chief Administrative Officer and a director of the Company since March 1997. He continues to serve as Executive Vice President of the Company, a position he has held since 1993. From 1990 to 1993, Mr. Spector was Senior Vice President--Law and Corporate Affairs of the Company. From 1987 to 1990, Mr. Spector served as Vice President and General Counsel of the Company. Before joining Fine Host in 1987, Mr. Spector spent five years as Vice President and General Counsel of

Dellwood Foods, Inc., a processor and distributor of milk and dairy products in the New York City metropolitan area.

    RANDALL K. ZIEGLER has been Group President--Convention, Leisure and International since March 1997. He previously served as Executive Vice President--Recreation and Leisure of the Company from 1995 to 1997. Prior to that time, he served as President of the Company's Food Services Division from 1990 to 1995. From 1985 to 1990, Mr. Ziegler served as Vice President--Sales of the Company. Mr. Ziegler has been a director of the Company since 1994. Prior to joining the Company in 1985, he held a number of senior management positions at Service America Corporation, a contract food service provider, including head of new business development.

    ROBERT F. BARNEY has been Group President--Education and Business Dining since March 1997. He joined the Company as Vice President--Education and Business Dining in 1995 and became Executive Vice President--Education and Business Dining in 1996. Prior to joining Fine Host, Mr. Barney founded Northwest Food Services, Inc. in 1976, and served as its President and Chief Executive Officer until its sale to Fine Host in 1995.

    NELSON A. BARBER has been Senior Vice President and Treasurer of the Company since 1993. He was Chief Financial Officer of the Company from 1995 to April 1997. From 1989 to 1993, Mr. Barber was Chief Financial Officer and Treasurer of GEV Corporation (now known as Pioneer Companies, Inc.) and from 1987 to 1989 he was Director of Corporate and International Accounting at Combustion Engineering Inc., a diversified industrial services company.

    ELLEN KEATS has been Vice President, General Counsel and Secretary of the Company since December 1996. Ms. Keats became Secretary in March 1997. She previously served as Corporate Counsel of the Company from 1994 to 1996. Prior to joining the Company, from 1993 to 1994, Ms. Keats was General Counsel of EIS International, Inc., a telecommunications and software company in Stamford, Connecticut. Prior to such time, Ms. Keats was a partner with the Greenwich, Connecticut law firm of Gilbride, Tusa, Last and Spellane.

    CYNTHIA J. ROBBINS has been the Vice President and Controller of the Company since December 1996. From 1995 to 1996, Ms. Robbins was Vice President-Finance of ACI America Holdings Inc. ("ACI"), a diversified manufacturing company. From 1992 to 1995, Ms. Robbins was Controller and Treasurer of ACI. From 1989 to 1992, Ms. Robbins was Vice President, Director of Accounting for Citicorp POS Information Services, Inc., an information gathering company.

    RONALD E. BLAYLOCK has been a director of the Company since the Initial Public Offering in June 1996. Mr. Blaylock has been President and Chief Executive Officer of Blaylock & Partners, L.P., an investment banking firm, since he founded the firm in September 1993. Prior to September 1993, Mr. Blaylock was a founding partner and Executive Vice President of Utendahl Capital Partners, a minority-owned broker dealer, where he specialized in taxable fixed-income securities, from 1991 to 1993. Prior to such time, Mr. Blaylock was a First Vice President at PaineWebber Incorporated from 1988 to 1991 and a Vice President at Citibank Capital Markets from 1982 to 1988. Mr. Blaylock is a director of Georgetown University, where he was a member of an NCAA Final Four basketball team, and also serves as a director of Harbourton Mortgage Corp. and Covenant House.

    J. MICHAEL CHU has been a director of the Company since April 1997. Mr. Chu has been the Managing Director of Catterton-Simon Partners ("Catterton") since 1989. Catterton is a private equity investment firm focusing on the consumer, food and beverage industries. Mr. Chu is a member of the Board of Trustees of Bates College.

    NEAL F. FINNEGAN has been a director of the Company since April 1997. Mr. Finnegan has been President and Chief Executive Officer of UST Corp. since 1993. Mr. Finnegan is also Chairman, President and Chief Executive Officer of USTrust. Prior to joining UST Corp., Mr. Finnegan was Executive Vice President in charge of Private Banking at Bankers Trust Company in New York City. From 1986 to 1988,

Mr. Finnegan was President and Chief Operating Officer of Bowery Savings Bank in New York City. From 1982 to 1986, Mr. Finnegan was Vice Chairman of Shawmut Corporation in Boston, Massachusetts. Mr. Finnegan serves as Vice Chairman of the Board of Trustees of Northeastern University.

    JACK H. NUSBAUM has been a director of the Company since the Initial Public Offering in June 1996. Mr. Nusbaum is the Chairman of the New York law firm of Willkie Farr & Gallagher, where he has been a partner for more than the past twenty-five years. He is also a director of Pioneer Companies, Inc. ("PCI"), W.R. Berkley Corporation, Strategic Distribution, Prime Hospitality Corp. and The Topps Company, Inc. Mr. Nusbaum is also a trustee of Prep for Prep, the Joseph Collins Foundation and the Robert Steel Foundation.

    JOSHUA A. POLAN has been a director of the Company since 1994. Mr. Polan has served as an executive officer of Interlaken Capital since June 1988, currently serving as a Managing Director. He has served as a member of the Board of Directors of Strategic Distribution since 1988. For more than five years prior to June 1988, Mr. Polan was a partner in the accounting firm of Touche Ross & Co.

    Ms. James and Mr. Polan were executive officers of Idle Wild Farm, Inc., a privately owned company that was formerly engaged in the manufacture of frozen foods which, in October 1993, filed a chapter 11 petition for reorganization under federal bankruptcy laws.

    The Board of Directors is divided into three classes. One class of directors will be elected each year at the annual meeting of stockholders for terms of office expiring after three years. Messrs. Nusbaum and Spector serve in the class whose terms expire in 1997; Mr. Blaylock, Mr. Finnegan and Ms. James serve in the class whose terms expire in 1998; and Messrs. Chu, Kerley and Ziegler serve in the class whose terms expire in 1999. Mr Polan has chosen not to stand for election at the 1997 annual meeting. Each director serves until the expiration of his term and thereafter until his successor is duly elected and qualified. The classified Board of Directors could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring or making a proposal to acquire, a majority of the outstanding stock of the Company. Executive officers of the Company are elected annually by the Board of Directors and serve at their discretion or until their successors are duly elected and qualified. There are no family relationships among any of the executive officers and directors of the Company.

    The Board of Directors has established a Compensation Committee (the "Compensation Committee"), which provides recommendations concerning salaries and incentive compensation for employees of, and consultants to, the Company. The Board of Directors has also established an Audit Committee, which reviews the results and scope of the annual audit of the Company's financial statements conducted by the Company's independent accountants, the scope of other services provided by the Company's independent accountants, proposed changes in the Company's financial and accounting standards and principles, and the Company's policies and procedures with respect to its internal accounting, auditing and financial controls and makes recommendations to the Board of Directors on the engagement of the independent accountants, as well as other matters which may come before the Audit Committee or at the direction of the Board of Directors. The independent directors comprise a majority of the members of the Audit Committee.

DIRECTORS' ANNUAL COMPENSATION

    Members of the Board of Directors who are not officers or employees of the Company receive $2,500 per meeting and participate in the 1996 Non-Employee Director Stock Plan. The Company reimburses its Board members for all reasonable expenses incurred in connection with their attendance at directors' meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    For the 1996 fiscal year, the Compensation Committee was composed of William
R. Berkley, Andrew M. Bursky and Joshua A. Polan. Mr. Berkley was Chairman of the Board of the Company until April 10, 1997, when he resigned from the Board of Directors. Mr. Bursky, who also resigned from the Board of Directors on April 10, 1997, served as an executive officer of the Company from 1985 to 1990. Messrs. Berkley, Bursky and Polan received compensation for their service as directors as set forth under "--Directors' Annual Compensation." Mr. Berkley is Chairman of the Board and a member of the Compensation Committee of PCI and a director of Strategic Distribution. Mr. Bursky, a director of PCI and an executive officer of Strategic Distribution, served on the Compensation Committee of the Company until his resignation on April 10, 1997. See "Certain Transactions" for a description of certain transactions between the Company and certain other entities, of which Messrs. Berkley, Bursky and Polan are officers, directors or partners.

EMPLOYMENT AGREEMENT WITH ROBERT F. BARNEY

    Mr. Barney serves the Company pursuant to an employment agreement dated as of June 30, 1995, as amended on July 1, 1996 and March 17, 1997 (the "Employment Agreement"). Pursuant to the terms of the Employment Agreement, Mr. Barney is employed as Group President--Education and Business Dining and President of the Company's wholly owned subsidiary, Northwest Food Service, Inc. In 1996, Mr. Barney received a base salary of $160,000 per annum plus a bonus and participated in such other compensation plans as are available to comparably situated executives of the Company. The Employment Agreement expires on June 30, 1999.

EXECUTIVE COMPENSATION

    The following table sets forth information regarding the compensation of the Company's Chief Executive Officer and the four other most highly compensated executive officers (collectively, the "Executive Officer Group") during the fiscal years ended December 27, 1995 and December 25, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG TERM
                                                         ANNUAL COMPENSATION                COMPENSATION
                                                 ------------------------------------   ---------------------
                                        FISCAL                         OTHER ANNUAL     SECURITIES UNDERLYING      ALL OTHER
     NAME AND PRINCIPAL POSITION         YEAR     SALARY    BONUS    COMPENSATION (1)       OPTIONS/SARS        COMPENSATION (2)
--------------------------------------  ------   --------  --------  ----------------   ---------------------   ----------------

Richard E. Kerley.....................   1996    $225,000  $256,500      --                     54,000              $44,811
  President and CEO                      1995     185,000   125,000      --                   --                      1,440

Randall K. Ziegler....................   1996     193,500    71,750      --                     15,000               28,602
  Executive Vice President               1995     180,000    52,500      --                   --                      1,440

Randy B. Spector......................   1996     175,000   128,250      --                     22,000               39,732
  Executive Vice President               1995     155,000    62,500      --                   --                        510

Robert F. Barney (3)..................   1996     160,000    71,750       50,362(4)             14,500                4,300
  Executive Vice President               1995      60,000    17,500      --                   --                    --

Nelson A. Barber......................   1996     132,000   102,756      --                     14,500                2,396
  Senior Vice President                  1995     115,000    52,500      --                   --                    --

------------------------

(1) Other annual compensation in the form of perquisites and other personal benefits has been omitted for certain executive officers where the aggregate amount of such perquisites and other personal benefits was less than $50,000.

(2) Represents premiums paid by the Company for excess group life insurance (Mr. Kerley - $2,250; Mr. Ziegler - $1,440; Mr. Spector - $870; Mr. Barney - $2,250; Mr. Barber - $437) and contributions by the Company to a 401(k) savings plan on account of each executive officer for the fiscal year ended December 25, 1996 (Mr. Kerley - $3,614; Mr. Ziegler - $3,614; Mr. Spector - $3,614; Mr. Barney - $2,050; Mr. Barber - $1,959). Also represents forgiveness of interest on promissory notes for the fiscal year ended December 25, 1996, payable by certain executive officers (Mr. Kerley - $38,947; Mr. Ziegler - $23,548; Mr. Spector - $35,248) -- see "Certain
    Transactions--Employee Notes and Registration."

(3) Mr. Barney became an executive officer of the Company in July 1995.

(4) Of this amount, $47,062 reflects payments to Mr. Barney for moving expenses.

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth information regarding options granted to the Executive Officer Group during the fiscal year ended December 25, 1996.

                                            NUMBER OF          PERCENT OF                                  POTENTIAL REALIZABLE
                                           SECURITIES        OPTIONS GRANTED                                     VALUE(1)
                                           UNDERLYING        TO EMPLOYEES IN    EXERCISE    EXPIRATION   ------------------------
                NAME                     OPTIONS GRANTED       FISCAL YEAR        PRICE       DATE(2)        5%          10%
-------------------------------------  -------------------  -----------------  -----------  -----------  ----------  ------------
Richard E. Kerley....................          54,000                14.2%      $   12.00      6/19/06   $  407,521  $  1,032,742

Randall K. Ziegler...................          15,000                 3.9           12.00      6/19/06      113,200       286,873

Randy B. Spector.....................          22,000                 5.8           12.00      6/19/06      166,027       420,747

Robert F. Barney.....................          14,500                 3.8           12.00      6/19/06      109,427       277,310

Nelson A. Barber.....................          14,500                 3.8           12.00      6/19/06      109,427       277,310

------------------------

(1) These columns illustrate the hypothetical appreciation in the value of the stock options under the assumption that the Common Stock, which had a value per share of $12.00 on the date of grant of the option, appreciates at the rate of 5% or 10%, respectively, compounded annually for ten years, the term of the options.

(2) The options are exercisable in 20% increments annually commencing on June 19, 1997 and on each anniversary thereof.

                    AGGREGATE FISCAL YEAR-END OPTION VALUES

    The following table sets forth information concerning the number and value of unexercised stock options held at December 25, 1996 by each member of the Executive Officer Group. No stock options were exercised by members of the Executive Officer Group during the fiscal year ended December 25, 1996.

                                           NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                          UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS AT
                                        OPTIONS AT FISCAL YEAR END     FISCAL YEAR END (1)
                                        --------------------------  --------------------------
     NAME                               EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
--------------------------------------  -----------  -------------  -----------  -------------
Richard E. Kerley.....................      15,166        61,584     $ 181,157    $   434,839
Randall K. Ziegler....................       5,833        17,917        69,675        130,468
Randy B. Spector......................      10,500        27,250       125,422        202,961
Robert F. Barney......................       4,666        16,834        52,422        118,659
Nelson A. Barber......................      10,500        19,750       125,422        155,148

------------------------

(1) The amounts set forth in this column were calculated using the difference in the fiscal year-end closing price of the Common Stock, $18.375 per share, and the exercise price per share.

COMPENSATION PURSUANT TO PLANS

    1994 STOCK OPTION PLAN: The Company's Amended and Restated 1994 Stock Option Plan (the "1994 Stock Plan") is open to participation by directors, officers and key employees of the Company and its subsidiaries, except members of the Compensation Committee. The number of shares of Common Stock reserved for issuance under the 1994 Stock Plan is 569,000 shares. Either incentive stock options or options that do not qualify as incentive stock options may be granted under the 1994 Stock Plan. The 1994 Stock Plan expires in November 2004.

    The 1994 Stock Plan is administered by either the full Board of Directors or a committee appointed by the Board from among its members, which determines, in its discretion, those persons to be granted options and the number of options to be received, the times when recipients of options ("Optionees") may exercise the options, the expiration dates of the options and whether the options will be incentive stock options. The Compensation Committee may determine the option price of the stock options; provided that (i) the option price of an incentive stock option may not be less than the fair market value of the Common Stock on the date of grant and (ii) the option price of an option which is not an incentive stock option shall not be less than 85% of the fair market value. Unless an option agreement provides otherwise, in the event of a Change in Control (as defined in the 1994 Stock
Plan) the outstanding options shall immediately become exercisable. As of May 8, 1997, options to purchase an aggregate of 501,444 shares of Common Stock under the 1994 Stock Plan are outstanding.

    The Board of Directors has approved amendments to the 1994 Stock Plan to (i) increase the maximum number of shares of Common Stock available for issuance under the 1994 Stock Plan from 569,000 to 1,569,000 shares, (ii) provide for the issuance of shares under the LTIP (described below) in the event of approval of the LTIP by the Company's stockholders and (iii) make such other modifications as the Board of Directors deemed necessary, including such modifications needed to bring the 1994 Stock Plan into conformity with new Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company will submit the amendments to the 1994 Stock Plan to the stockholders at the Annual Meeting of Stockholders to be held on May 23, 1997 (the "1997 Annual Meeting") in order to comply with the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and the requirements of
Section 162(m) of the Code in order for compensation paid under the 1994 Stock Plan to be deductible by the Company irrespective of the $1 million limit in such Section. Stockholder approval is also required by the rules of the Nasdaq National Market System in order for shares of Common Stock issued pursuant to the 1994 Stock Plan to be listed for trading thereunder. If the amendments to the 1994 Stock Plan are authorized by the Company's stockholders, in addition to the options for 501,444 shares which have been granted and are outstanding, options for an additional 1,034,334 shares will be available for issuance under the 1994 Stock Plan.

    1996 NON-EMPLOYEE DIRECTOR STOCK PLAN: The 1996 Non-Employee Director Stock Plan (the "Directors Plan") authorizes the grant of an aggregate of 50,000 shares of Common Stock. Common Stock is granted pursuant to the Directors Plan only to members of the Board of Directors who are not officers or employees of the Company ("Non-Employee Directors"). The Directors Plan is administered by the Compensation Committee. Six members of the Board of Directors are currently eligible for participation in the Directors Plan, including Mr. Berkley.

    Upon consummation of the Initial Public Offering, each Non-Employee Director was granted 1,250 shares pursuant to the terms of the Directors Plan. On the date of each of the Company's annual meeting of stockholders each Non-Employee Director is automatically granted, without further action by the Board of Directors, a number of shares of Common Stock equal to $15,000 divided by the Fair Market Value (as defined in the Director's Plan) of one share of Common Stock on the date of grant.

    On April 10, 1997, the Board of Directors approved an amendment to the Directors Plan in order to modify the automatic formula award to provide that awards vest on the date of the Company's annual meeting of stockholders immediately following the date of grant, unless otherwise determined by the Board, and to amend the termination and amendment provisions in light of recent changes to Rule 16b-3 of the Exchange Act. In the event of a Change in Control (as defined in the Directors Plan), all restrictions with respect to shares of Common Stock previously granted pursuant to the Directors Plan will immediately lapse and all such shares will become immediately transferable.

    LONG-TERM INCENTIVE COMPENSATION PLAN: The Board of Directors has approved the Long-Term Incentive Compensation Plan (the "LTIP") and will submit the LTIP to the Company's stockholders at the 1997 Annual Meeting in order to comply with the requirements of Section 162(m) of the Code. The LTIP authorizes the grant of an aggregate of 300,000 participation units (the "Units"). No more than 75,000 Units may be awarded under the LTIP to any one participant.

    Units will be granted under the LTIP only to key employees designated by the Compensation Committee, which will administer the LTIP. It is currently contemplated that approximately 20 employees will be eligible to participate in the LTIP. Subject to stockholder approval, Units may be awarded as of the effective date of the LTIP, which was March 27, 1997, and may be awarded thereafter as of the first day of any fiscal year of the Company through 2006. Units generally vest and become exercisable over a maximum term of five years from the date of their award and will become fully vested upon (i) the attainment of the unit's maximum cumulative unit value, (ii) the termination of a participant's employment by the Company without cause, (iii) his or her retirement at or after age 65, or (iv) his or her death or disability.

    The value of an outstanding Unit during any fiscal year is determined by a formula which measures the degree of increase in the Company's earnings per share from the previous fiscal year. Each Unit's value for each fiscal year over the course of the five years from the date of award is cumulated to obtain such Unit's cumulative value, which is capped at an amount determined by the Compensation Committee at the time the Unit is granted.

    Upon exercise of a Unit, the participant will receive not less than 50% of the Unit's cumulative value in cash and the balance in the form of either cash or shares of Common Stock, or both, as determined by the Compensation Committee in its discretion. In the event of a participant's termination without cause following a Change in Control (as defined in the LTIP), payment to a participant upon exercise of a Unit will be made solely in cash.

    ANNUAL INCENTIVE COMPENSATION PLAN: The Board of Directors has approved the Annual Incentive Compensation Plan (the "Annual Plan") and will submit the Annual Plan to the Company's stockholders at the 1997 Annual Meeting in order to comply with the requirements of Section 162(m) of the Code. If the Annual Plan is approved by stockholders, it will be implemented commencing in fiscal 1998. The Annual Plan authorizes the payment of annual bonuses to certain key employees of the Company, as further described below. Bonuses will be granted pursuant to the Annual Plan only to key employees designated by the Compensation Committee, which will administer the Annual Plan. It is currently contemplated that approximately 20 employees will be eligible to participate in the Annual Plan.

    The Annual Plan is structured to pay out an annual bonus to each participant equal to a percentage of certain bonus targets based on the attainment of certain performance goals predetermined at the commencement of each fiscal year by the Compensation Committee. The performance goals fall within three categories of specific business criteria. The business criteria used in the Annual Plan consist of (i) the Company's net income on a consolidated basis for the fiscal year ("Net Income"), (ii) the performance of a particular business unit in relation to Net Income and (iii) a participant's individual performance. At the end of any fiscal year for which bonus amounts can be earned, the Compensation Committee makes a determination with respect to each participant as to the level of achievement of the performance goals. The percentage is then applied to the bonus targets to determine the amount of bonus for each participant.

    No bonuses will be paid under the Annual Plan for any fiscal year unless the Company achieves at least 80% of budgeted Net Income for that year, as set by the committee of the Board of Directors responsible for setting the Company's budget. The maximum amount of any individual's bonus for any fiscal year is limited to 6% of Net Income for such fiscal year. The Annual Plan may be amended or terminated at any time by the Company, provided that no amendment will be effective prior to approval of the Company's stockholders to the extent such approval is required under Section 162(m) of the Code to preserve deductibility of certain compensation paid pursuant to the Annual Plan.

                              CERTAIN TRANSACTIONS

ADVISORY AGREEMENT WITH INTERLAKEN CAPITAL

    The Company has paid Interlaken Capital, Inc. ("Interlaken Capital"), a private investment and consulting firm affiliated with Interlaken Investment Partners, L.P. ("Interlaken Partners"), an advisory fee of $150,000 during each of fiscal 1994, 1995 and 1996, for certain administrative services provided by Interlaken Capital to the Company. The Company pays Interlaken Capital this annual advisory fee pursuant to an advisory services agreement which terminates on December 31, 1999. Mr. Berkley, (formerly a director of the Company), is the sole owner and President of Interlaken Capital, and each of Mr. Bursky (formerly a director of the Company) and Mr. Polan is a managing director of Interlaken Capital. Ms. James was a managing director of Interlaken Capital through April 1997. Messrs. Berkley and Bursky are also directors of Interlaken Capital. Each of Mr. Berkley, Mr. Bursky and Mr. Polan are limited partners of Interlaken Management Partners, L.P. ("Interlaken Management"), the general partner of Interlaken Partners. Ms. James was a limited partner of Interlaken Management through April 1997.

EMPLOYEE NOTES AND REGISTRATION

    In 1987 and 1991, Messrs. Kerley, Spector and Ziegler, executive officers of the Company, purchased Common Stock from the Company in exchange for promissory notes payable to the Company in the original principal amounts of $86,545, $77,412 and $34,618 and having outstanding principal amounts as of March 26, 1997, of $81,995 and $74,208, with respect to Messrs. Kerley and Spector. On February 12, 1997, Mr. Ziegler repaid the outstanding balance of $32,796 on his promissory note. In addition, in 1985, Douglas M. Stabler, a former officer of the Company, and Mr. Ziegler purchased Common Stock with funds borrowed from Interlaken Capital Partners Limited Partnership ("ICPLP"), of which Messrs. Berkley and Bursky are general partners, evidenced by notes each in the original principal amount of $16,779 and having an outstanding principal amount of $16,779, with respect to Mr. Stabler, as of March 26, 1997. On February 12, 1997, Mr. Ziegler repaid the outstanding balance of $16,779 on his promissory note. Upon the closing of the Initial Public Offering on June 25, 1996, pursuant to the terms of the employee notes to the Company and ICPLP, interest on the notes (aggregating $38,947 for Mr. Kerley, $35,248 for Mr. Spector, $23,548 for Mr. Ziegler and $7,970 for Mr. Stabler) was forgiven and interest thereafter ceased to accrue. In addition, the employee notes were amended to extend their maturity for three years. The Company agreed to file a shelf registration statement under the Securities Act after the first anniversary of the Initial Public Offering covering the sale of shares of Common Stock held by Messrs. Kerley, Ziegler, Spector and Stabler, which would entitle them to sell such shares within the volume limitations of Rule 144 under the Securities Act. The Company subsequently agreed to file such registration statement promptly after the closing of the Follow-On Offering. The Company has filed a Registration Statement of which this Prospectus is a part in satisfaction of such obligation. See "Principal and Selling Stockholders." The Company believes these arrangements assist it in retaining qualified management personnel.

BANK OF AMERICA AND ING ARRANGEMENTS

    In April 1993, the Company entered into a subordinated loan agreement with Continental Bank, N.A. (now known as Bank of America Illinois ("BAI")) pursuant to which the Company sold $8.5 million of its variable rate subordinated notes and issued warrants to acquire 733,467 shares of non-voting common stock at an exercise price of $4.93 per share and warrants to acquire 133,763 shares of non-voting common stock at an exercise price of $.01 per share. On April 21, 1995, the rate of interest was reset at 12.79% for the remainder of the term of the notes. BAI agreed in April 1995 to reduce the number of shares of Common Stock represented by certain of the warrants. In addition, the terms of certain of the warrants provided for a reduction in the number of shares issuable upon exercise thereof in the event the Company satisfied certain conditions.

    On March 22, 1996, in connection with the transfer by BAI of the $6.5 million variable rate subordinated notes to ING Capital Corp. ("ING"), BAI transferred to ING one-half of its warrants to acquire shares of non-voting common stock at an exercise price of $4.93 per share and one-half of its warrants to acquire shares of non-voting common stock at an exercise price of $.01 per share. All warrants held by BAI and ING were repurchased by the Company upon the closing of the Initial Public Offering.

FANFARE FINANCING

    In connection with the financing of the acquisition of Fanfare in 1993, the Company issued to The Berkley Family Limited Partnership (the "Partnership") 15,650 shares of Series A Convertible Preferred Stock, a warrant to acquire 21,294 shares of Common Stock at an exercise price of $4.93 per share and a warrant to acquire 81,613 shares of Common Stock at an exercise price of $0.01 per share. In addition, the Company issued to GRD Corporation ("GRD") 86,942 shares of Series A Convertible Preferred Stock, a warrant to acquire 118,307 shares of Common Stock at an exercise price of $4.93 per share and a warrant to acquire 453,432 shares of Common Stock at an exercise price of $0.01 per share (collectively, the "Fanfare Financing"). The consideration for the issuance and sale of such securities to the Partnership consisted of the reduction of $539,925 in principal amount of a promissory note made by the Company and payable to the Partnership, and the consideration for the issuance and sale of such securities to GRD was $2,999,499. In connection with the Fanfare Financing, the Company granted the Partnership and GRD certain registration rights relating to the shares of Common Stock owned by them. Upon the closing of the Initial Public Offering, the shares of Series A Convertible Preferred Stock held by the Partnership and GRD were converted into 109,550 and 608,594 shares of Common Stock, respectively. All shares issuable upon exercise of the warrants issued to the Partnership and GRD were sold in the Initial Public Offering, except for warrants to acquire 133,756 shares, which were canceled pursuant to their terms.

INTERLAKEN PARTNERS INVESTMENT

    In April 1995, Interlaken Partners purchased 31,579 shares of Series A Convertible Preferred Stock from the Company for a price of $47.50 per share. Upon the closing of the Initial Public Offering, the shares of Series A Convertible Preferred Stock held by Interlaken Partners were converted into 221,053 shares of Common Stock and sold. In connection with the April 1995 financing, the Company granted Interlaken Partners certain registration rights relating to the shares acquired by it. See "Description of Capital Stock--Registration Rights."

USTRUST CREDIT FACILITY

    USTrust is Agent for and one of the banks which provide the Company with its existing credit facility, which provides for (i) a working capital revolving credit line for general obligations and letters of credit, in the maximum aggregate amount of $20.0 million and (ii) a line of credit to provide for future expansion by the Company, in the maximum amount of $55.0 million, for which USTrust receives customary fees. Mr. Finnegan, a director of the Company, is President and Chief Executive Officer of UST Corp., a bank holding company which is the parent company of USTrust. In addition, Mr. Finnegan is also Chairman, President and Chief Executive Officer of USTrust.

OTHER

    The Company has retained the law firm of Willkie Farr & Gallagher as its counsel with respect to certain matters, including the Offering, and anticipates it will continue to do so in the future. Mr. Nusbaum, a director of the Company, is the Chairman of Willkie Farr & Gallagher. See "Legal Matters."

    Fine Host was a participating employer in the Interlaken Capital Retirement 401(k) Savings Plan through March 31, 1997.

    The Company believes that all transactions between the Company and its officers, directors and principal stockholders or affiliates thereof, in light of the circumstances of the transactions, have been and will in the future be on terms no less favorable to the Company than could be obtained from unaffiliated third parties. Such transactions will, in the future, be subject to the approval of a majority of the disinterested directors of the Company.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth certain information with regard to the beneficial ownership of the Common Stock as of May 8, 1997 by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company and each member of the Executive Officer Group, (iii) all directors and officers of the Company as a group and (iv) each Selling Stockholder. Except as otherwise noted, the named beneficial owner has sole voting and investment power.

                                                                   BENEFICIAL OWNERSHIP
                                                                   PRIOR TO THE OFFERING    MAXIMUM
                                                                            (1)              NO. OF
                        NAME AND ADDRESS                          -----------------------    SHARES
                      OF BENEFICIAL OWNER                           SHARES    PERCENTAGE    OFFERED
                     ---------------------                        ----------  -----------  ----------
Putnam Investments, Inc.(2).....................................   1,135,302        12.6%      --
One Post Office Square
Boston, MA 02109
William R. Berkley..............................................     701,250         7.8%   701,250
165 Mason Street
Greenwich, CT 06830
The LGT Asset Group(3)..........................................     487,700         5.4%      --
1166 Avenue of the Americas
New York, NY 10036
Massachusetts Financial Services Company(4).....................     450,500         5.0%      --
500 Boylston Street
Boston, MA 02116
Richard E. Kerley...............................................      80,966(5)      *         70,000
Randall K. Ziegler..............................................      63,833(6)      *         55,000
Randy B. Spector................................................      60,900(7)      *         56,000
Robert F. Barney................................................       8,566(8)      *         --
Nelson A. Barber................................................       3,650(9)      *         --
Ronald E. Blaylock..............................................       1,250       *           --
J. Michael Chu..................................................                  --
Neal F. Finnegan................................................                  --
Catherine B. James..............................................      34,750       *           --
Jack H. Nusbaum.................................................       6,250       *           --
Joshua A. Polan.................................................      39,250       *           --
Douglas M. Stabler..............................................      53,100 10)      *        42,000
William C. Smitherman
  and Joann McBride Smitherman..................................       8,700       *            8,700
James E. McBride................................................       8,400       *            8,400
All directors and executive officers as a group
  (13 persons)..................................................     299,415 11)        3.3%    181,000

------------------------

  * Less than 1%.

(1) Under the rules of the Securities and Exchange Commission, shares are deemed to be "beneficially owned" by a person if such person directly or indirectly has or shares (i) the power to vote or dispose of such shares, whether or not such person has any pecuniary interest in such shares, or (ii) the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire through the exercise of any option, warrant or right.

(2) Putnam Investments, Inc. ("Putnam"), a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. ("MMC"), wholly owns two registered investment advisers: Putnam Investment Management, Inc. ("PIM"), which is the investment adviser to the Putnam family of mutual funds, and The Putnam Advisory Company, Inc. ("PAC"), which is the investment adviser to Putnam's institutional clients. Both subsidiaries have dispository power over the shares as investment managers, but each of the mutual funds' trustees have voting power over the shares held by each fund, and PAC has shared voting power over the shares held by the institutional clients. In the Putnam family of funds is The Putnam OTC & Emerging Growth Fund (the "Fund"), which holds 722,900 of the total shares owned by Putnam. The business address for each of Putnam, PIM, PAC and the Fund is One Post Office Square, Boston Massachusetts 02109. The business address for MMC is 1166 Avenue of the Americas, New York, New York 10036. Information regarding Putnam has been obtained by the Company from a Schedule 13G filed by Putnam with the Securities and Exchange Commission on or about March 7, 1997, reporting beneficial ownership of Common Stock as of February 28, 1997.

(3) The LGT Asset Group is comprised of Chancellor LGT Asset Management, Inc., Chancellor LGT Trust Company and LGT Asset Management, Inc. The business address of LGT Asset Management, Inc. is 50 California Street, San Francisco, California 94111. The business address of the other members of the LGT Asset Group is 1166 Avenue of the Americas, New York, New York 10036. Information regarding the LGT Asset Group has been obtained by the Company from a Schedule 13G filed by the LGT Asset Group with the Securities and Exchange Commission on or about February 7, 1997, reporting beneficial ownership of Common Stock as of December 31, 1996.

(4) Information regarding Massachusetts Financial Services Company ("MFS") has been obtained by the Company from a Schedule 13G filed by MFS with the Securities and Exchange Commission on or about February 11, 1997, reporting beneficial ownership of Common Stock as of December 31, 1996.

(5) Includes 10,966 shares of Common Stock issuable upon exercise of stock options.

(6) Includes 8,833 shares of Common Stock issuable upon exercise of stock options.

(7) Includes 4,900 shares of Common Stock issuable upon exercise of stock options.

(8) Includes 7,566 shares of Common Stock issuable upon exercise of stock options.

(9) Consists of 3,650 shares of Common Stock issuable upon exercise of stock options.

(10) Includes 11,100 shares of Common Stock issuable upon exercise of stock options.

(11) Includes 35,915 shares of Common Stock issuable upon exercise of stock options beneficially owned by directors and executive officers of the Company, and excludes shares owned by William R. Berkley, who resigned as a director of the Company as of April 10, 1997.

    Mr. Berkley was a director of the Company from 1985 through April 10, 1997, serving as Chairman of the Board from 1994 to such date. The shares offered by Mr. Berkley pursuant to this Prospectus are entitled to incidental or "piggyback" registration rights with respect to certain registrations of equity securities by the Company. The Company has filed a Registration Statement of which this Prospectus is a part in satisfaction of such registration rights. The Shares offered by Messrs. Kerley, Spector, Ziegler and Stabler pursuant to this Prospectus were purchased by such Selling Stockholders in exchange for promissory notes payable to the Company and ICPLP. The Company agreed to file a shelf registration statement under the Securities Act after the first anniversary of the Initial Public Offering covering the sale of such Shares, which would entitle such Selling Stockholders to sell the Shares within the volume limitations of Rule 144 under the Securities Act. The Company subsequently agreed to file such registration statement promptly after the closing of the Follow-On Offering, which closed on February 12, 1997. The Company has filed a Registration Statement of which this Prospectus is a part in satisfaction of such registration rights. See "Certain Transactions--Employee Notes and Registration." Messrs. Kerley, Spector and Ziegler are executive officers of the Company and Mr. Stabler was an executive officer of the Company until May 1996. The Shares offered by William C. Smitherman and Joann McBride Smitherman and James E. McBride pursuant to this Prospectus were issued to such Selling Stockholders in connection with the acquisition of Sun West in March 1996.

    Because the Selling Stockholders may offer pursuant to this Prospectus all or some part of the 941,350 Shares to which this Prospectus relates, and because the Offering may or may not be an underwritten offering on a firm commitment basis, no estimate can be given as of the date hereof as to the number of Shares to be offered for sale by the Selling Stockholders or as to the number of shares of Common Stock that will be held by the Selling Stockholders upon termination of the Offering. See "Plan of Distribution."

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    The authorized capital stock of the Company currently consists of 25,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of Preferred Stock, par value $.01 per share. As of May 8, 1997, there were 8,959,266 shares of Common Stock and no shares of Preferred Stock outstanding.

COMMON STOCK

    Holders of Common Stock are entitled to one vote per share in all matters to be voted on by the stockholders of the Company and do not have cumulative voting rights. Subject to preferences that may be applicable to any Preferred Stock outstanding at the time, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of the Company's liabilities and the liquidation preference, if any, of any outstanding Preferred Stock. All of the outstanding shares of Common Stock are, and the shares offered by the Company in the Offering will be, when issued and paid for, fully paid and non-assessable. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

PREFERRED STOCK

    The Board of Directors has the authority, without any further vote or action by the stockholders, to provide for the issuance of up to 1,000,000 shares of Preferred Stock from time to time in one or more series with such designations, rights, preferences and limitations as the Board of Directors may determine, including the consideration received therefor. The Board also has the authority to determine the number of shares comprising each series, dividend rates, redemption provisions, liquidation preferences, sinking fund provisions, conversion rights and voting rights without approval by the holders of Common Stock. Although it is not possible to state the effect that any issuance of Preferred Stock might have on the rights of holders of Common Stock, the issuance of Preferred Stock may have one or more of the following effects: (i) to restrict Common Stock dividends if Preferred Stock dividends have not been paid, (ii) to dilute the voting power and equity interest of holders of Common Stock to the extent that any series of Preferred Stock has voting rights or is convertible into Common Stock or (iii) to prevent current holders of Common Stock from participating in the Company's assets upon liquidation until any liquidation preferences granted to holders of Preferred Stock are satisfied. In addition, the issuance of Preferred Stock may, under certain circumstances, have the effect of discouraging a change in control of the Company by, for example, granting voting rights to holders of Preferred Stock that require approval by the separate vote of the holders of Preferred Stock for any amendment to the Restated Certificate or any reorganization, consolidation, merger or other similar transaction involving the Company. As a result, the issuance of such Preferred Stock may discourage bids for the Common Stock at a premium over the market price therefor, and could have a materially adverse effect on the market value of the Common Stock. See "Risk Factors-- Anti-Takeover Effect of Certain Charter and By-Law Provisions."

CONVERTIBLE NOTES

    In connection with the acquisition of Ideal, the Company issued to the sellers subordinated notes in the aggregate principal amount of $1,420,000, which are convertible into shares of Common Stock at a price of $15 per share, or an aggregate of 94,667 shares of Common Stock as of the date of issuance. As of May 8, 1997, the principal amount of the notes is equal to $1,213,750, convertible into an aggregate of 80,917 shares.

REGISTRATION RIGHTS

    An aggregate of 80,917 shares underlying convertible subordinated notes issued by the Company in connection with the acquisition of Ideal are subject to demand and piggyback registration rights beginning after June 25, 1997.

LIMITATIONS ON DIRECTORS' LIABILITY

    The Restated Certificate and By-laws limit the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, including gross negligence, except liability for (i) breach of the directors' duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the unlawful payment of a dividend or unlawful stock purchase or redemption and (iv) any transaction from which the director derives an improper personal benefit. Delaware law does not permit a corporation to eliminate a director's duty of care, and this provision of the Company's Restated Certificate has no effect on the availability of equitable remedies, such as injunction or rescission, based upon a director's breach of the duty of care.

    These provisions do not limit liability under state or federal securities laws. The Company believes that these provisions assist the Company in attracting and retaining qualified individuals to serve as directors.

CLASSIFIED BOARD OF DIRECTORS; PREFERRED STOCK

    The Restated Certificate provides for a classified Board of Directors and authorizes the issuance of Preferred Stock without stockholder approval and upon such terms as the Board of Directors may determine. These provisions may have the effect of making it difficult for a third party to acquire, or of discouraging a third party from acquiring or making a proposal to acquire, a majority of the outstanding stock of the Company. The rights of the holders of Common Stock would be subject to, and may be adversely affected by, the rights of holders of Preferred Stock that may be issued in the future. The Company has no present plans to issue any shares of Preferred Stock. See "Description of Capital Stock-- Preferred Stock" and "Risk Factors--Anti-Takeover Effect of Certain Charter and By-Law Provisions."

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

    The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Under Section 203, certain "business combinations" between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an "interested stockholder" are prohibited for a three-year period following the date that such a stockholder became an interested stockholder, unless (i) the corporation has elected in its original certificate of incorporation not to be governed by
Section 203 (the Company did not make such an election), (ii) the business combination was approved by the Board of Directors of the corporation before the other party to the business combination became an interested stockholder, (iii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan) or (iv) the business combination was approved by the Board of Directors of the corporation and ratified by two-thirds of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of the majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an "interested stockholder," transactions with an "interested stockholder" involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as a stockholder who, together with affiliates and associates, owns (or, within three years prior, did own) 15% or more of a Delaware corporation's voting stock. Section 203 could prohibit or delay a merger, takeover or other change in control of the Company and therefore could discourage attempts to acquire the Company.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar of the Common Stock is Continental Stock Transfer and Trust Company.

INCLUSION IN THE NASDAQ NATIONAL MARKET

    The Common Stock is quoted on the Nasdaq National Market under the symbol "FINE."

                        SHARES ELIGIBLE FOR FUTURE SALE

    As of May 8, 1997, the Company had outstanding 8,959,266 shares of Common Stock. Of the 8,959,266 shares of Common Stock outstanding, the Company estimates that all of such shares, including the 941,350 Shares of Common Stock offered by this Prospectus, will be freely tradable without restriction under the Securities Act. Certain of the Selling Stockholders, representing 223,000 of the Shares offered by this Prospectus, have agreed, however, to sell their Shares subject to the volume limitations of Rule 144.

    In general, under Rule 144, subject to certain conditions with respect to the manner of sale, the availability of current public information concerning the Company and other matters, each of the existing stockholders who has beneficially owned shares of Common Stock for at least two years is entitled to sell within any three month period that number of such shares which does not exceed the greater of 1% of the total number of then outstanding shares of Common Stock (approximately 89,593 shares as of May 8, 1997) or the average weekly trading volume of shares of Common Stock during the four calendar weeks preceding the date on which notice of the proposed sale is sent to the Securities and Exchange Commission (the "Commission"). Moreover, each of the existing stockholders who is not deemed to be an affiliate of the Company at the time of the proposed sale and who has beneficially owned his or her shares of Common Stock for at least two years is entitled to sell such shares under Rule 144(k) without regard to such volume limitations.

    Approximately 80,917 shares, constituting shares issuable upon the exercise of convertible notes, are entitled to certain registration rights. See "Description of Capital Stock--Registration Rights."

    The Common Stock has traded on the Nasdaq National Market since June 1996 and has a limited public market history. There can be no assurance that future market prices for the shares will equal or exceed the price to public set forth on the cover page of this Prospectus. No prediction can be made as to the effect, if any, that future sales of shares of Common Stock, or the availability of shares of Common Stock for future sale, to the public will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of presently outstanding or subsequently issued stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital in the future through an offering of its additional shares of Common Stock that may be offered for sale or sold to the public in the future.

                              PLAN OF DISTRIBUTION

    Any or all of the Shares may be sold from time to time to purchasers directly by any of the Selling Stockholders. The Shares may also be offered in one or more underwritten offerings, on a firm commitment or best efforts basis. The Company will receive no proceeds from the sale of the Shares by the Selling Stockholders.

    The Shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Stockholder or by agreement between such Selling Stockholder and the Selling Stockholder's underwriters, dealers, brokers or agents.

    Any underwriters, dealers, brokers or agents participating in the distribution of the Shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from the Selling Stockholder and/or purchasers of Shares, for whom they may act. In addition, the Selling Stockholder and any such underwriters, dealers, brokers or agents that participate in the distribution of Shares may be deemed to be underwriters under the Securities Act, and any profits on the sale of Shares by them and any discounts, commissions or concessions received by any of such persons may be deemed to be underwriting discounts and commissions under the Securities Act. Those who act as underwriter, broker, dealer or agent in connection with the sale of Shares will be selected by the Selling Stockholder and may have other business relationships with the Company and its subsidiaries or affiliates in the ordinary course of business.

    At any time a particular offer of Shares is made by any Selling Stockholder, a supplement to this Prospectus will be distributed, if required, which will set forth the aggregate amount of Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Stockholder and any discounts, commissions and concessions allowed or reallowed or paid to dealers. Such Prospectus supplement and, if necessary, a post-effective amendment to the Registration Statement of which this Prospectus is a part will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Shares.

    Any Shares covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon for the Company by Willkie Farr & Gallagher, New York, New York. Jack H. Nusbaum, Chairman of Willkie Farr & Gallagher, is a director of the Company and beneficially owns 6,250 shares of Common Stock.

                                    EXPERTS

    The financial statements as of December 27, 1995 and December 25, 1996 and for each of the three years in the period ended December 25, 1996 of Fine Host included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public facilities of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices in Chicago (Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60611), and in New York (Seven World Trade Center, New York, New York 10007). Any interested party may obtain copies of all or any portion of the Registration Statement at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. Any interested party may access such information at Web site http://www.sec.gov. In addition, such reports, proxy and information statements and other information can also be inspected at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

    The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act, with respect to the Shares. For the purposes hereof, the term "Registration Statement" means the original Registration Statement and any and all amendments thereto, including the schedules and exhibits to such original Registration Statement or any such amendment. This Prospectus does not contain all of the information set forth in the Registration Statement, to which reference hereby is made. Each statement made in this Prospectus concerning a document filed as an exhibit to the Registration Statement is qualified in its entirety by reference to such exhibit for a complete statement of its provisions. Any interested party may inspect the Registration Statement, without charge, at the public reference facilities of the Commission as described in the previous paragraph.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------

  Independent Auditors' Report.............................................................................  F-2

  Consolidated Balance Sheets as of December 27, 1995 and December 25, 1996................................  F-3

  Consolidated Statements of Income for the fiscal years ended December 28, 1994, December 27, 1995 and
    December 25, 1996......................................................................................  F-4

  Consolidated Statements of Stockholders' Equity for the fiscal years ended December 28, 1994, December
    27, 1995 and December 25, 1996.........................................................................  F-5

  Consolidated Statements of Cash Flows for the fiscal years ended December 28, 1994, December 27, 1995 and
    December 25, 1996......................................................................................  F-6

  Notes to Consolidated Financial Statements...............................................................  F-7

  Consolidated Balance Sheets as of December 25, 1996 and March 26, 1997 (unaudited).......................  F-23

  Unaudited Consolidated Statements of Income for the three months ended March 27, 1996 and March 26,
    1997...................................................................................................  F-24

  Unaudited Consolidated Statements of Stockholders' Equity for the three months ended March 26, 1997......  F-25

  Unaudited Consolidated Statements of Cash Flows for the three months ended March 27, 1996 and March 26,
    1997...................................................................................................  F-26

  Notes to Unaudited Consolidated Financial Statements.....................................................  F-27

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of

FINE HOST CORPORATION

    We have audited the accompanying consolidated balance sheets of Fine Host Corporation and subsidiaries (the "Company") as of December 27, 1995 and December 25, 1996, and the consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 25, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Fine Host Corporation and subsidiaries as of December 27, 1995 and December 25, 1996 and the results of their operations and their cash flows for each of the three years in the period ended December 25, 1996 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

New York, New York

February 28, 1997

                     FINE HOST CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                             DECEMBER 27, 1995  DECEMBER 25, 1996
                                                                             -----------------  -----------------
                                  ASSETS
Current assets:
  Cash and cash equivalents................................................      $     634         $     4,724
  Accounts receivable......................................................          7,548              14,580
  Inventories..............................................................          2,099               3,260
  Prepaid expenses and other current assets................................          2,413               3,749
                                                                                   -------            --------
      Total current assets.................................................         12,694              26,313

Contract rights, net.......................................................         12,866              22,869
Fixtures and equipment, net................................................         15,829              24,057
Excess of cost over fair value of net assets acquired, net.................         13,406              34,362
Other assets...............................................................          5,786               9,842
                                                                                   -------            --------
      Total assets.........................................................      $  60,581         $   117,443
                                                                                   -------            --------
                                                                                   -------            --------
                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses....................................      $  12,467         $    18,690
  Current portion of long-term debt........................................          2,981             --
  Current portion of subordinated debt.....................................          1,745               3,045
                                                                                   -------            --------
      Total current liabilities............................................         17,193              21,735

Deferred income taxes......................................................          6,421              12,360
Long-term debt.............................................................         15,326              31,562
Subordinated debt..........................................................          8,879               5,014
                                                                                   -------            --------
      Total liabilities....................................................         47,819              70,671

Commitments and contingencies

Stock warrants.............................................................          1,380             --

Stockholders' equity:
  Convertible Preferred Stock, $.01 par value, 250,000 shares authorized,
    134,171 and 0 issued and outstanding at December 27, 1995 and December
    25, 1996, respectively.................................................              1             --
  Common Stock, $.01 par value, 25,000,000 shares authorized, 2,048,200 and
    6,212,016 issued and outstanding at December 27, 1995 and December 25,
    1996, respectively.....................................................             20                  62
  Additional paid-in-capital...............................................          8,933              41,778
  Retained earnings........................................................          2,617               5,121
  Receivables from stockholders for purchase of Common Stock...............           (189)               (189)
                                                                                   -------            --------
      Total stockholders' equity...........................................         11,382              46,772
                                                                                   -------            --------
        Total liabilities and stockholders' equity.........................      $  60,581         $   117,443
                                                                                   -------            --------
                                                                                   -------            --------

          See accompanying notes to consolidated financial statements.

                     FINE HOST CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                   FISCAL YEARS ENDED
                                                                        ----------------------------------------
                                                                        DECEMBER 28,  DECEMBER 27,  DECEMBER 25,
                                                                            1994          1995          1996
                                                                        ------------  ------------  ------------
Net sales.............................................................   $   82,119    $   95,462    $  127,925
Cost of sales.........................................................       73,833        85,576       113,703
                                                                        ------------  ------------  ------------
Gross profit..........................................................        8,286         9,886        14,222
General and administrative expenses...................................        3,406         3,626         5,388
                                                                        ------------  ------------  ------------
Income from operations................................................        4,880         6,260         8,834
Interest expense, net.................................................        1,629         2,479         2,330
                                                                        ------------  ------------  ------------
Income before tax provision...........................................        3,251         3,781         6,504
Tax provision.........................................................        1,385         1,585         2,700
                                                                        ------------  ------------  ------------
Net income............................................................        1,866         2,196         3,804
Accretion to redemption value of warrants.............................         (250)         (900)       (1,300)
                                                                        ------------  ------------  ------------
Net income available to Common Stockholders...........................   $    1,616    $    1,296    $    2,504
                                                                        ------------  ------------  ------------
                                                                        ------------  ------------  ------------
Earnings per share of Common Stock....................................   $      .50    $      .39    $      .51
                                                                        ------------  ------------  ------------
                                                                        ------------  ------------  ------------
Average number of shares of Common Stock outstanding..................        3,230         3,307         4,929
                                                                        ------------  ------------  ------------
                                                                        ------------  ------------  ------------
Earnings per share assuming full dilution.............................   $      .49    $      .39    $      .50
                                                                        ------------  ------------  ------------
                                                                        ------------  ------------  ------------
Average number of shares of Common Stock outstanding assuming full
  dilution............................................................        3,287         3,330         5,005
                                                                        ------------  ------------  ------------
                                                                        ------------  ------------  ------------

          See accompanying notes to consolidated financial statements.

                     FINE HOST CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                                RECEIVABLES
                                                                                                                   FROM
                                                                                                               STOCKHOLDERS
                                           CONVERTIBLE                                                              FOR
                                         PREFERRED STOCK          COMMON STOCK       ADDITIONAL    RETAINED     PURCHASE OF
                                     -----------------------  ---------------------    PAID IN     EARNINGS       COMMON
                                       SHARES      AMOUNT       SHARES     AMOUNT      CAPITAL     (DEFICIT)       STOCK
                                     ----------  -----------  ----------  ---------  -----------  -----------  -------------
Balance, December 29, 1993.........     102,592   $       1    2,048,200  $      20   $   7,433    $    (295)    $    (189)
  Net income.......................                                                                    1,866
  Stock warrant accretion..........                                                                     (250)
                                     ----------  -----------  ----------  ---------  -----------  -----------        -----
Balance, December 28, 1994.........     102,592           1    2,048,200         20       7,433        1,321          (189)
  Net income.......................                                                                    2,196
  Stock warrant accretion..........                                                                     (900)
  Shares issued....................      31,579                                           1,500
                                     ----------  -----------  ----------  ---------  -----------  -----------        -----

Balance, December 27, 1995.........     134,171           1    2,048,200         20       8,933        2,617          (189)
Net income.........................                                                                    3,804
Stock warrant accretion............                                                                   (1,300)
Shares issued in connection with
  Sun West acquisition.............                               25,900          1         369
Shares issued in connection with
  initial public offering..........                            3,064,718         30      31,967
Conversion of Preferred Stock......    (134,171)         (1)     939,197          9          (8)
Warrants exercised.................                              123,585          1         608
Warrants redeemed..................                                                        (200)
Other..............................                               10,416          1         109
                                     ----------  -----------  ----------  ---------  -----------  -----------        -----

Balance, December 25, 1996.........      --       $  --        6,212,016  $      62   $  41,778    $   5,121     $    (189)
                                     ----------  -----------  ----------  ---------  -----------  -----------        -----
                                     ----------  -----------  ----------  ---------  -----------  -----------        -----


                                        TOTAL
                                     STOCKHOLDERS'
                                        EQUITY
                                     ------------
Balance, December 29, 1993.........   $    6,970
  Net income.......................        1,866
  Stock warrant accretion..........         (250)
                                     ------------
Balance, December 28, 1994.........        8,586
  Net income.......................        2,196
  Stock warrant accretion..........         (900)
  Shares issued....................        1,500
                                     ------------
Balance, December 27, 1995.........       11,382
Net income.........................        3,804
Stock warrant accretion............       (1,300)
Shares issued in connection with
  Sun West acquisition.............          370
Shares issued in connection with
  initial public offering..........       31,997
Conversion of Preferred Stock......       --
Warrants exercised.................          609
Warrants redeemed..................         (200)
Other..............................          110
                                     ------------
Balance, December 25, 1996.........   $   46,772
                                     ------------
                                     ------------

          See accompanying notes to consolidated financial statements.

                     FINE HOST CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                   FISCAL YEARS ENDED
                                                                        ----------------------------------------
                                                                        DECEMBER 28,  DECEMBER 27,  DECEMBER 25,
                                                                            1994          1995          1996
                                                                        ------------  ------------  ------------
Cash flows from operating activities:
  Net income..........................................................   $    1,866    $    2,196    $    3,804
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization.....................................        2,379         3,804         4,692
    Deferred income tax provision.....................................        1,359         1,536         2,620
    Changes in operating assets and liabilities:
      Accounts receivable.............................................       (2,238)         (372)       (3,100)
      Inventories.....................................................         (367)          306          (366)
      Prepaid expenses and other current assets.......................       (1,001)         (473)       (1,175)
      Accounts payable and accrued expenses...........................        2,100        (2,627)       (6,065)
Increase in other assets..............................................       (1,528)       (1,399)          (64)
                                                                        ------------  ------------  ------------
      Net cash provided by operating activities.......................        2,570         2,971           346
                                                                        ------------  ------------  ------------
Cash flows from investing activities:
  Increase in contract rights.........................................         (234)       (3,446)       (6,277)
  Purchases of fixtures and equipment.................................       (6,303)       (3,329)       (8,516)
  Sales of fixtures and equipment.....................................       --            --                64
  Acquisition of business, net of cash acquired.......................         (777)       (3,478)      (11,640)
  Collection of notes receivable......................................          548         2,129           494
  Issuance of notes receivable........................................       (2,280)       --            --
                                                                        ------------  ------------  ------------
      Net cash used in investing activities...........................       (9,046)       (8,124)      (25,875)
                                                                        ------------  ------------  ------------
Cash flows from financing activities:
  Issuance of common stock............................................       --            --            32,016
  Issuance of convertible preferred stock.............................       --             1,500        --
  Borrowings under long-term debt agreement...........................       10,739         8,580        27,844
  Payment of long-term debt...........................................       (1,529)       (2,300)      (22,254)
  Payment of subordinated debt........................................       (1,578)       (3,525)       (8,396)
  Redemption of warrants..............................................       --            --              (200)
  Proceeds from exercise of warrants..................................       --            --               609
                                                                        ------------  ------------  ------------
      Net cash provided by financing activities.......................        7,632         4,255        29,619
                                                                        ------------  ------------  ------------
  (Decrease) increase in cash.........................................        1,156          (898)        4,090
  Cash, beginning of year.............................................          376         1,532           634
                                                                        ------------  ------------  ------------
  Cash, end of year...................................................   $    1,532    $      634    $    4,724
                                                                        ------------  ------------  ------------
                                                                        ------------  ------------  ------------

          See accompanying notes to consolidated financial statements.

                     FINE HOST CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. DESCRIPTION OF BUSINESS

    Fine Host Corporation and its subsidiaries ( the "Company") provides contract food service management to four distinct markets within the contract food service industry: the recreation and leisure market (arenas, stadiums, amphitheaters, civic centers and other recreational facilities); the convention center market; the education market (colleges, universities and elementary and secondary schools); and the business dining market (corporate cafeterias, office complexes and manufacturing plants).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION--The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and accounts have been eliminated.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS--Cash and cash equivalents include cash, money market funds, commercial paper and certain U.S. Government securities with an original maturity of three months or less and are deposited with a number of institutions with high credit ratings. The Company does not believe it is exposed to any significant credit risk related to cash and cash equivalents.

    INVENTORIES--Inventories are stated at the lower of cost, determined on a first-in, first-out (FIFO) basis, or market.

    CONTRACT RIGHTS--Certain directly attributable costs, primarily direct payments to clients to acquire contracts and the cost of licenses and permits, incurred by the Company in obtaining contracts with clients are recorded as contract rights and are amortized over the contract life of each such contract without consideration of future renewals. The costs of licenses and permits are amortized over the shorter of the related contract life or the term of the license or permit. The unamortized value of such capitalized costs was $10,940 at December 25, 1996, consisting of costs related to 53 contracts. Contract rights are being amortized over a range of 3 to 20 years, with an average amortization period of 8 years as of December 25, 1996. The cost of licenses and permits are being amortized over a range of 3 to 10 years. The value of contract rights acquired through acquisitions has been determined through independent valuation based on projected cash flows discounted at a rate that market participants would use to determine fair value and is being amortized over the projected lives as determined through the valuation process, with an average amortization period of 10 years as of December 25, 1996. The unamortized value of contract rights acquired through acquisitions was $11,929 at December 25, 1996, consisting of rights relating to 259 contracts. Accumulated amortization was $3,949 and $6,180 at December 27, 1995 and December 25, 1996, respectively. The carrying value of the asset would be reduced if it is probable that management's best estimate of future cash flows from related operations over the remaining amortization period, on an undiscounted basis, will be less than the carrying amount of the asset, plus allocated goodwill if acquired in a business combination. Any such impairment loss would be measured as the amount by which the carrying value of the asset exceeds the fair value determined as the present value of estimated expected future cash flow discounted at a rate that market participants would use to determine fair value.

                     FINE HOST CORPORATION AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    FIXTURES AND EQUIPMENT--Acquisitions of fixtures and equipment are recorded at cost and are depreciated using the straight line method over the shorter of estimated useful lives of the assets or the term of the customer concession and catering contract. Fixtures and equipment are periodically reviewed to determine recoverability by comparing the carrying value to expected future cash flows.

    EXCESS OF COST OVER FAIR VALUE OF NET ASSETS ACQUIRED--The excess of cost over fair value of net assets acquired is amortized using the straight line method over periods generally ranging from 20 to 30 years. Accumulated amortization was $848 and $1,758 at December 27, 1995 and December 25, 1996, respectively.

    The carrying value of the net asset would be reduced if it is probable that management's best estimate of future cash flows from related operations, on an undiscounted basis, will be less than the carrying amount of the asset over the remaining amortization period. Any such impairment loss would be measured as the amount by which the carrying value of the asset exceeds the fair value determined as the present value of estimated expected future cash flow.

    REVENUE RECOGNITION AND COST OF SALES--Sales from food and beverage concession and catering contract food services are recognized as the services are provided.

    The Company generally enters into one of three types of contracts for its food services: profit and loss contracts ("P&Ls"), profit sharing contracts and management fee contracts. Under P&L contracts, all food and beverage sales are recorded in net sales. P&Ls require the Company to bear all the expenses of the operation, including rent paid to the client (usually calculated as a fixed percentage of various categories of sales). Under the profit sharing contracts, the Company receives a percentage of profits earned at the facility after the payment of all expenses of the operation plus a fixed fee or percentage of sales as an administrative fee. Under this type of contract, the fixed and administrative fees and all food and beverage sales generated at a location are recorded in net sales. Management fee contracts provide for a fixed fee. Fine Host is also reimbursed for all of its on-site expenses incurred in providing food and beverage services under management fee contracts. Certain of the Company's management fee contracts provide for an additional incentive fee based on a percentage of sales over a base threshold level. In the case of a management fee contract, the Company records only the fixed and incentive fee, if any, as net sales.

    Cost of sales is composed of the following:

                                                                     FISCAL YEARS ENDED
                                                              --------------------------------
                                                                1994       1995        1996
                                                              ---------  ---------  ----------
Wages and benefits..........................................  $  20,079  $  27,024  $   38,555
Food and beverages..........................................     18,463     24,670      38,007
Rent paid to clients........................................     25,345     22,035      24,425
Other operating expenses....................................      7,567      8,259       8,368
Depreciation and amortization...............................      2,379      3,588       4,348
                                                              ---------  ---------  ----------
                                                              $  73,833  $  85,576  $  113,703
                                                              ---------  ---------  ----------
                                                              ---------  ---------  ----------

    P&L and profit sharing contracts include all on-site costs for the above items. Management fee contracts include only the amortization of invested capital.

                     FINE HOST CORPORATION AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INCOME TAXES--Deferred tax assets or liabilities (shown net) are recognized for the estimated future tax effects attributable to temporary differences, principally depreciation, amortization of contract rights and operating loss carryforwards. A temporary difference is the difference between the tax basis of an asset or liability and its reported amount in the financial statements.

    STOCK OPTION PLAN--Stock options are recorded in accordance with Accounting Principles Board Opinion ("APB") No. 25, with pro forma disclosures of net income and earnings per share as if Statement of Financial Accounting Standards ("SFAS") No. 123 had been applied.

    EARNINGS PER SHARE--Earnings per share of Common Stock is computed based on the weighted average number of common and common equivalent shares outstanding during each year. The Series A Convertible Preferred Stock has been considered to be the equivalent of Common Stock from the time of its issuance in 1993. The number of shares issuable on conversion of Preferred Stock was added to the number of shares of Common Stock. The number of shares of Common Stock was also increased by the number of shares issuable on the exercise of options and warrants when the fair value of the Common Stock exceeded the exercise price of the options and warrants. Prior to the initial public offering (the "IPO"), the fair value was estimated through analysis of transactions in the Company's stock involving third parties. This increase in the number of shares of Common Stock was reduced by the number of shares of Common Stock which are assumed to have been purchased with the proceeds from the exercise of the warrants. These purchases were assumed to have been made at the average fair value of the Common Stock during the year. Earnings per share assuming full dilution gives effect to the assumed exercise of all dilutive stock options and the assumed conversion of dilutive convertible securities (warrants) as of the beginning of the respective year except when their effect is antidilutive; outstanding shares were increased as described above for the option and warrant conversions except that the purchases of Common Stock are assumed to have been made at the year-end fair value if it was higher than the average fair value. In calculating earnings per share, net income has been reduced for the accretion to the redemption value of warrants by $250, $900, and $1,300 in fiscal 1994, 1995 and 1996, respectively (see Note 10).

    FISCAL YEAR--The Company's fiscal year ends on the last Wednesday in December.

    RECLASSIFICATION--Prior year balances have been restated to conform to the current presentation.

3. ACQUISITIONS

    In December 1996, the Company acquired 100% of the stock of Republic Management Corp. ("Republic"). Republic provides contract food service and vending to various corporations and elementary and secondary schools. The purchase price was approximately $8,600 consisting of cash to the sellers, a subordinated note payable to one shareholder plus assumed debt of Republic.

    In November 1996, the Company acquired 100% of the stock of PCS Holding Corporation (formerly known as HCS Management Corporation) ("PCS"). PCS, through its operating subsidiaries, provides non-patient contract food and other services to hospitals and corporations. The purchase price was approximately $6,000 consisting of cash to the seller plus assumed debt of HCS.

    In July 1996, the Company acquired 100% of the outstanding stock of Ideal Management Services, Inc. ("Ideal"). Ideal provides contract food and beverage services to elementary and secondary schools in

                     FINE HOST CORPORATION AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

3. ACQUISITIONS (CONTINUED)
New York State. The purchase price was approximately $3,200, consisting of cash, convertible subordinated notes with interest at 7 1/4%, and a seven year covenant not to compete valued at $400. At the option of the note holders, the outstanding principal balance of the notes is convertible into Common Stock at a conversion price of $15 per share.

    In March 1996, the Company acquired 100% of the outstanding stock of Sun West Services, Inc. ("Sun West"). Sun West provides contract food and beverage services primarily to elementary and secondary schools as well as to other institutional clients. The purchase price was approximately $5,200 consisting of cash, five-year subordinated notes to the sellers with interest at 7% and 25,900 shares of Common Stock.

    In July 1995, the Company acquired 100% of the outstanding stock of Northwest Food Service, Inc. ("Northwest"). Northwest provides contract food and beverage services, primarily in the education and business dining markets. The purchase price was approximately $2,500 consisting of subordinated notes to the seller and cash.

    The aforementioned acquisitions have been accounted for under the purchase method of accounting and, accordingly, the accompanying consolidated financial statements reflect the fair values of the assets acquired and liabilities assumed or incurred as of the effective date of the acquisitions. The results of operations of the acquired companies are included in the accompanying consolidated financial statements since their respective dates of acquisition.

    The following table summarizes pro forma information as follows: (i) with respect to the income statement data for fiscal year 1995 as if the acquisitions of Republic, PCS, Ideal, Sun West, and Northwest had been completed as of the beginning of such period; and (ii) with respect to the income statement data for fiscal year 1996 as if the acquisition of Republic, PCS, Ideal and Sun West had been completed as of the beginning of such period. No adjustments for acquisition synergies (i.e. overhead reductions) have been reflected.

                                                                       FISCAL YEARS ENDED
                                                                   --------------------------
                                                                   DECEMBER 27,  DECEMBER 25,
                                                                       1995          1996
                                                                   ------------  ------------
SUMMARY STATEMENT OF INCOME DATA:
Net sales........................................................   $  151,031    $  161,204
Income from operations...........................................        5,782         8,057
Net Income before warrant accretion..............................          758         2,407
Net Income per share before warrant accretion assuming full
  dilution.......................................................   $      .23    $      .48
                                                                   ------------  ------------
                                                                   ------------  ------------

    The above pro forma information is provided for informational purposes only. It is based on historical information and does not necessarily reflect the actual results that would have occurred nor is it necessarily indicative of future results of operations of the combined enterprise.

                     FINE HOST CORPORATION AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

4. INVENTORIES

    The components of inventories are as follows:

                                                                   DECEMBER 27,   DECEMBER 25,
                                                                       1995           1996
                                                                   -------------  -------------
Food and liquor..................................................    $   1,333      $   2,814
Beverage.........................................................          447             41
Other............................................................          319            405
                                                                        ------         ------
    Total........................................................    $   2,099      $   3,260
                                                                        ------         ------
                                                                        ------         ------

5. FIXTURES AND EQUIPMENT

    Fixtures and equipment consists of the following:

                                                                   DECEMBER 27,  DECEMBER 25,
                                                                       1995          1996
                                                                   ------------  ------------
Furniture and fixtures...........................................   $   15,091    $   19,677
Office equipment.................................................        1,811         3,550
Leasehold improvements...........................................        1,114         1,405
Smallwares.......................................................        2,306         3,846
Other............................................................        1,218         2,135
                                                                   ------------  ------------
                                                                        21,540        30,613
Less: accumulated depreciation...................................        5,711         6,556
                                                                   ------------  ------------
Fixtures and equipment, net......................................   $   15,829    $   24,057
                                                                   ------------  ------------
                                                                   ------------  ------------

    The Company invests in fixtures and equipment at various locations. Upon termination of a concession agreement, the client is generally required to purchase the assets from the Company for an amount equal to their net book value.

    All fixtures and equipment are depreciated over their useful lives ranging from 3 to 20 years, except smallwares which are depreciated over periods ranging from 3 to 5 years.

6. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

    Accounts payable and accrued expenses consists of the following:

                                                                   DECEMBER 27,  DECEMBER 25,
                                                                       1995          1996
                                                                   ------------  ------------
Accounts payable.................................................   $    5,197    $    8,404
Accrued wages and benefits.......................................        1,607         2,640
Accrued rent to clients..........................................        2,576         3,187
Accrued other....................................................        3,087         4,459
                                                                   ------------  ------------
    Total........................................................   $   12,467    $   18,690
                                                                   ------------  ------------
                                                                   ------------  ------------

                     FINE HOST CORPORATION AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

7. LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                   DECEMBER 27,  DECEMBER 25,
                                                                       1995          1996
                                                                   ------------  ------------
Working Capital Line.............................................   $    6,000    $   15,818
Guidance Line....................................................        3,207        15,744
Term Loan........................................................        9,100        --
                                                                   ------------  ------------
                                                                    $   18,307    $   31,562
Less: current portion............................................        2,981        --
                                                                   ------------  ------------
    Total........................................................   $   15,326    $   31,562
                                                                   ------------  ------------
                                                                   ------------  ------------

    The Company's bank agreement was amended and restated on June 19, 1996 in connection with the IPO (the "Restated Bank Agreement") and provides for (i) a working capital revolving credit line (the "Working Capital Line") for general obligations and letters of credit of the Company, in the maximum amount of $20,000 and (ii) a line of credit to provide for future expansion by the Company (the "Guidance Line") in the maximum amount of $55,000. The maximum borrowing available to the Company under the Restated Bank Agreement was $75,000 as of December 25, 1996. The Restated Bank Agreement terminates on April 30, 1999.

    The Company's obligations under the Restated Bank Agreement are collateralized by a pledge of shares of the common stock or other equity interests of the Company's subsidiaries, as well as by certain fixtures and equipment, notes receivable and other assets, and the receipt, if any, of certain funds paid to the Company with respect to the termination of client contracts prior to their expiration.

    The Restated Bank Agreement contains various financial and other restrictions, including, but not limited to, restrictions on indebtedness, capital expenditures and commitments. Additional obligations require maintenance of certain financial ratios, including the ratio of total debt to operating cash flow, operating cash flow to cash interest expense, and minimum net worth and operating cash flow. The Restated Bank Agreement also contains prohibitions on the payment of dividends.

    The net proceeds from the IPO, including the exercise of option over allotment granted to the underwriters (see Note 9), were used to repay substantially all of the long term debt then outstanding at the close of the transactions.

    On December 25, 1996, the prime rate was 8.25%. Interest payable on the Working Capital Line is prime or LIBOR plus 2.0% and the Guidance Line is the prime plus .5% or the 180 day LIBOR rate plus 2.0%.

                     FINE HOST CORPORATION AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

7. LONG-TERM DEBT (CONTINUED)
    Long-term debt at December 25, 1996 is payable as follows:

YEAR ENDING                                                                           AMOUNT
-----------------------------------------------------------------------------------  ---------
December 31, 1997..................................................................  $  --
December 30, 1998..................................................................     --
December 29, 1999..................................................................     15,818
December 27, 2000..................................................................      3,149
December 26, 2001..................................................................      3,149
Thereafter.........................................................................      9,446
                                                                                     ---------
    Total..........................................................................  $  31,562
                                                                                     ---------
                                                                                     ---------

    The net proceeds from the second offering on February 7, 1997, including the exercise of the warrants and option granted to the underwriters (see Note 17), were used to repay all of the long term debt outstanding at the close of the transaction.

    Interest paid on long-term debt was $639, $1,645 and $2,128 for fiscal 1994, 1995 and 1996, respectively.

8. SUBORDINATED DEBT

    In December 1996, as part of the acquisition of Republic (see Note 3), the Company issued to a stockholder of Republic a subordinated promissory note with a face value of $1,000 at 8.75% interest per annum, payable in quarterly installments. The note was discounted to present value using a market rate of 11% and had a balance of $958 at December 25, 1996, of which $623 was classified as long term.

    In July 1996, as part of the acquisition of Ideal (see Note 3), the Company issued to the stockholders of Ideal two convertible subordinated promissory notes each with a face value of $710 at 7 1/4% interest per annum, payable in quarterly installments. At the option of the note holders, the outstanding principal balance of the notes is convertible into Common Stock at a conversion price of $15 per share. The notes were discounted to present value using a market rate of 13% and had a combined balance at December 25, 1996 of $1,144, of which $870 was classified as long-term.

    In March 1996, as part of the acquisition of Sun West (see Note 3), the Company issued to the stockholders of Sun West the following: (1) a subordinated promissory note with a face value of $1,350 at 7% interest per annum, payable in four annual installments beginning in 1998; and (2) a subordinated promissory note with a face value of $638 at 7% interest per annum, payable in three annual installments beginning in 1997. The notes were discounted to present value using a market rate of 10%. The respective balances at December 25, 1996 were $1,221 and $602, of which $1,221 and $330 were classified as long term.

    In July 1995, as part of the purchase price of Northwest (see Note 3), the Company issued a $1,350 note to the seller at 7% interest per annum. The note was discounted to present value using a market rate of 12.5% and had a balance at December 25, 1996 of $1,207 of which $1,135 was classified as long-term.

    In April 1993, the Company entered into a subordinated loan agreement, as amended (the "Subordinated Loan Agreement"), pursuant to which the Company sold $8,500 of its variable rate subordinated

                     FINE HOST CORPORATION AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

8. SUBORDINATED DEBT (CONTINUED)
notes (the "Notes"), together with detachable warrants to purchase a maximum of 867,230 shares of a new class of Non-Voting Common Stock. The proceeds of the issuance of the Notes were used to repay existing indebtedness. A portion of the net proceeds from the IPO (see Note 9) were used to repay these Notes.

    The estimated fair value approximated the carrying amount of subordinated debt at December 27, 1995 and December 25, 1996. Considerable judgment was required in interpreting market data to develop the estimates of fair value. In addition, the use of different market assumptions and/or estimation methodologies may have had a material effect on the estimated fair value amounts. Accordingly, the estimated fair value of subordinated debt as of December 27, 1995 and December 25, 1996 is not necessarily indicative of the amounts that the Company could realize in a current market exchange.

    Subordinated debt at December 25, 1996 is payable as follows:

YEAR ENDING                                                                             AMOUNT
-------------------------------------------------------------------------------------  ---------
December 31, 1997....................................................................  $   3,259
December 30, 1998....................................................................      2,165
December 29, 1999....................................................................      1,870
December 27, 2000....................................................................        885
December 26, 2001....................................................................        625
Thereafter...........................................................................     --
                                                                                       ---------
                                                                                           8,804
Less: discount on subordinated note..................................................        745
                                                                                       ---------
    Total............................................................................  $   8,059
                                                                                       ---------
                                                                                       ---------

    Interest paid on subordinated debt was $1,253, $1,427 and $392 for fiscal 1994, 1995 and 1996, respectively.

9. STOCKHOLDERS' EQUITY

    COMMON STOCK--Holders of Common Stock are entitled to one vote per share in all matters to be voted on by the stockholders of the Company. Subject to preferences that may be applicable to any Preferred Stock outstanding at the time, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor.

    On June 19, 1996, the effective date of the IPO, as authorized by the Board of Directors, the Company sold 3,064,718 shares at a price of $12.00 per share, generating net proceeds (including the net proceeds received by the Company upon the exercise of certain warrants and options) of approximately $32.6 million, after deducting the underwriting discount and offering expenses paid by the Company. The net proceeds were used to repay obligations under the Company's credit facility in effect prior to the IPO and subordinated notes, as well as to repurchase certain warrants; and the remainder was used for general corporate purposes.

    On February 7, 1997, the Company made a second offering resulting in net proceeds of approximately $59.1 million after deducting underwriting discounts and certain expenses (see Note 17).

                     FINE HOST CORPORATION AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

9. STOCKHOLDERS' EQUITY (CONTINUED)
    PREFERRED STOCK--Holders of the Series A Convertible Preferred Stock are entitled to receive, when and as declared, out of the net profits of the Company, dividends in an amount per share equal to the aggregate per share amount of all cash dividends declared on the Common Stock multiplied by the number of shares of Common Stock into which a share of Series A Convertible Preferred Stock is convertible on the date on which such dividend is to be paid in full. All dividends declared upon Series A Convertible Preferred Stock shall be declared pro rata per share. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the shares of Series A Convertible Preferred Stock then outstanding shall be entitled to share ratably with holders of the shares of Common Stock in any distribution of the assets and funds of the Company. Each share of Series A Convertible Preferred Stock is convertible into seven shares of Common Stock, subject to certain adjustments. In conjunction with the IPO all of the then outstanding Convertible Preferred Stock was converted into 939,197 shares of common stock.

    1996 NON-EMPLOYEE DIRECTOR STOCK PLAN--The 1996 Non-Employee Director Stock Plan (the "Directors Plan") authorizes the grant of an aggregate of 50,000 shares of Common Stock. Common Stock is granted pursuant to the Directors Plan only to members of the Board of Directors who are not officers or employees of the company ("Non-Employee"). Upon consummation of the IPO, each Non-Employee Director was granted 1,250 shares pursuant to the terms of the Directors Plan. Thereafter, for the remainder of the term of the Directors Plan and provided he or she remains a director of the Company, on the date of each of the Company's annual meeting of Stockholders, each Non-Employee Director will be automatically granted, without further action by the Board of Directors, a number of shares of Common Stock equal to $15,000 divided by the Fair Market Value (as defined in the Director's Plan) of one share of Common Stock on the date of grant.

    Three officers of the Company purchased in 1987 and 1991 an aggregate of 154,000 shares of Common Stock for cash and notes at prices ranging from $0.32 to $1.40 per share. The subject notes have an aggregate outstanding balance of $189 and are due on June 30, 1999. Upon closing of the IPO, pursuant to the terms of the employee notes to the Company, the interest on the notes was forgiven, and interest thereafter ceased to accrue.

10. STOCK OPTIONS AND WARRANTS

    STOCK OPTIONS--The 1994 Stock Option Plan provides for granting of either incentive stock options or non qualified options to purchase shares of Common Stock. The plan provides that (i) the option price of an incentive stock option may not be less than the fair market value of the Common Stock on the date of grant and (ii) the option price of an option which is not an incentive stock option shall not be less than 85% of the fair value. Generally, options granted become exercisable after one year in 20% increments per year and expire ten years from the date of grant. The Company has reserved 566,084 shares for distribution under the Plan. In addition, included in the table below are 27,944 options issued in connection with the Fanfare acquisition in 1993.

                     FINE HOST CORPORATION AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

10. STOCK OPTIONS AND WARRANTS (CONTINUED)
    A summary of the status of the Company's stock option plan as of December 28, 1994, December 27, 1995 and December 25, 1996 and changes during the years ending on those dates is presented below:

                                                 1994                          1995                         1996
                                     ----------------------------  ----------------------------  ---------------------------
                                                WEIGHTED-AVERAGE              WEIGHTED-AVERAGE              WEIGHTED-AVERAGE
                                      SHARES     EXERCISE PRICE     SHARES     EXERCISE PRICE     SHARES     EXERCISE PRICE
                                     ---------  -----------------  ---------  -----------------  ---------  ----------------
Outstanding at beginning of year...     27,944      $    4.93        132,944      $    6.11        143,444     $     6.19
Granted............................    105,000           6.43         10,500           7.14        380,750          12.82
Exercised..........................     --             --             --                             2,916           6.43
Canceled...........................     --             --             --                            30,084          10.92
                                     ---------                     ---------                     ---------
Outstanding at end of year.........    132,944           6.11        143,444           6.19        491,194          11.03
                                     ---------                     ---------                     ---------
                                     ---------                     ---------                     ---------
Options exercisable at year-end....      6,148           4.93         50,090           6.13         88,204           6.20
                                     ---------                     ---------                     ---------
                                     ---------                     ---------                     ---------
Options available for grant at end
  of year..........................    464,000                       453,500                       102,834
                                     ---------                     ---------                     ---------
                                     ---------                     ---------                     ---------

    The following table summarizes information about stock options outstanding at December 25, 1996:

                                    OPTIONS OUTSTANDING                        OPTIONS EXERCISABLE
                   -----------------------------------------------------  ------------------------------
                     NUMBER       WEIGHTED-AVERAGE                          NUMBER
    RANGE OF       OUTSTANDING        REMAINING        WEIGHTED-AVERAGE   EXERCISABLE  WEIGHTED-AVERAGE
 EXERCISE PRICES   AT 12/25/96    CONTRACTUAL LIFE      EXERCISE PRICE    AT 12/25/96   EXERCISE PRICE
-----------------  -----------  ---------------------  -----------------  -----------  -----------------
$    4.93--$ 7.14     134,694                 7            $    6.17          88,204       $    6.20
$    7.15--$12.00     250,500                 9            $   12.00          --              --
$   12.01--$15.63     106,000                10            $   14.93          --              --
                                             --
                   -----------                                ------      -----------          -----
                      491,194                 9            $   11.03          88,204       $    6.20
                                             --
                                             --
                   -----------                                ------      -----------          -----
                   -----------                                ------      -----------          -----

    If the fair value based accounting method was used to account for stock-based compensation costs, pro forma net income for the fiscal years ended December 27, 1995 and December 25, 1996 would have been $1,291, and $2,429 or $.39 and $.49 pro forma fully diluted earnings per share, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1995, and 1996 respectively: no dividend yield; expected volatility of 15% and risk-free interest rates of 5%.

    HOLDERS OF SUBORDINATED NOTES--In conjunction with the Ideal acquisition (Note 3) convertible subordinated notes were issued. At the option of the note holders the outstanding principle balance is convertible into common stock at a conversion price of $15 per share. The outstanding principle balance at December 25, 1996 was $1,283.

    Pursuant to the issuance and sale of the Notes (see Note 8), the purchaser received warrants to purchase 733,467 and 133,763 shares of Non-Voting Common Stock at exercise prices $4.93 a share (the "$4.93 Warrants") and $.01 a share (the "$.01 Warrants), respectively. The warrants were valued at $230.

                     FINE HOST CORPORATION AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

10. STOCK OPTIONS AND WARRANTS (CONTINUED)
    The $4.93 and the $.01 Warrants were exercisable from the date of issue through the periods ended April 29, 2001 and April 29, 2003, respectively. Both the number of shares and exercise price were subject to adjustment under various antidilution provisions.

    Upon achieving specified levels of earnings in each of fiscal 1993 and 1994, the Company had the right to earn back, in respect of each such year, the portion of the $4.93 Warrants issued to the purchaser of the Notes representing the right to acquire 1% of the fully diluted Common Stock. The Company achieved the required earnings levels specified for those fiscal years. Accordingly, in each of May 1994 and June 1995, respectively, the Company canceled $4.93 Warrants to acquire the equivalent of 1% of the fully diluted Common Stock, or approximately 43,365 shares (in each year). As a result of the refinancing completed prior to the IPO, the Company redeemed an additional amount of the $4.93 Warrants equal to 2% of the fully diluted Common Stock, or 86,730 shares.

    Upon achieving specified levels of earnings in each of fiscal 1993, 1994, 1995 and 1996, the Company has the right to earn back the total of the $.01 Warrant issued (133,763) to the Note holder. Since the Company achieved the required earnings level specified for fiscal 1993, 1994 and 1995, the Company, in each of fiscal 1994, 1995 and 1996 earned back and canceled 33,439 of the $.01 Warrants held by the purchaser of the Notes, respectively.

    During a specified repurchase period, the Company was obligated (the "Put Repurchase"), subject to certain conditions, to repurchase all or a designated portion of the issuable warrant shares within 120 days after notification of a put option exercise. The Put Repurchase period began on the earlier of (i) April 29, 1997, (ii) the prepayment of 50% of the original principal amount of the Notes issued under the Subordinated Loan Agreement, or (iii) a Change of Control, as defined, of the Company. The Put Repurchase price was based upon the greater of the Appraised Value (as defined in the warrant agreement) of the Common Stock, and the result obtained by dividing a multiple of the Company's adjusted earnings, as defined, by the number of fully diluted shares of Common Stock. The Put Repurchase was accreted to its highest redemption price based on the IPO offering price. Upon the closing of the IPO, holders of Warrants to acquire an aggregate of 296,726.5 additional shares of Common Stock (280,003.5 at $4.93 per share and 16,723 at $.01 per share) were obligated to sell these Warrants to the Company at a price equal to $2,180.

    In March 1996, the holder of the Notes sold the Notes to a non-affiliate of the Company. The purchaser also acquired 280,003.5 of the $4.93 Warrants and 16,723 of the $.01 Warrants. In connection with this transaction, the purchaser granted the Company an option to purchase all of the warrants for prices ranging from $500 to $1500 in the event the Notes were fully redeemed before various dates from June 30, 1996 to December 31, 1996. In the event the Company increased its bank borrowings in excess of $32,500, the option price would increase by $200 for each additional $2,500 of borrowings, subject to a maximum increase in the option price of $600. Upon the closing of the IPO, the Company repurchased these warrantsfor an aggregate repurchase price of $700.

    HOLDERS OF SERIES A CONVERTIBLE PREFERRED STOCK--In connection with the sale in fiscal 1993 by the Company of the Series A Convertible Preferred Stock to an investor and one of its directors (described in Note 9), each purchaser received $4.93 warrants and $.01 warrants to purchase Common Stock. The investor received 118,307 of the $4.93 Warrants and the director received 21,294 of the $4.93 Warrants. The investor received 453,432 of the $.01 Warrants. and the director received 81,613 of the $.01 Warrants.

                     FINE HOST CORPORATION AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

10. STOCK OPTIONS AND WARRANTS (CONTINUED)
Both the number of shares and exercise price are subject to adjustment under various antidilution provisions.

    The $4.93 Warrants issued by the Company to the investor and the director (139,601 in total) are subject to cancellation to the extent that the Company earns back $4.93 Warrants issued to the purchaser of its Notes (see above). Since the Company has achieved the earnings level specified for fiscal 1993 and 1994 required under the Notes, 8,253 of these $4.93 Warrants, the maximum allowed during the 1993 reduction period, were canceled in June 1994, and an additional 7,763, the maximum allowed during the 1994 reduction period, were canceled in June 1995. In conjunction with the IPO, these holders of $4.93 Warrants exercised the remaining 123,585 $4.93 Warrants and sold such shares in the IPO.

    Upon achieving specified levels of earnings in fiscal 1993, 1994, 1995 and 1996, the Company has the right to earn back the total of the $.01 Warrants (535,045 in the aggregate) issued to the holders of the Series A Convertible Preferred Stock. Since the Company achieved the required earnings level specified for each of fiscal 1993, 1994 and 1995, the Company, in 1994, 1995 and 1996, respectively, canceled 133,763 of these warrants, representing 113,358 warrants for the investor and 20,405 for the director. The Company has achieved the specified earnings in fiscal 1996 as required under the $.01 Warrants. As a result, in fiscal 1997, the Company will redeem and cancel the remaining $.01 Warrants held by the investor and the director (133,756 in total).

                     FINE HOST CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

11. COMMITMENTS AND CONTINGENCIES

    The Company operates principally at its clients' premises pursuant to written contracts ("Client Contracts"). The length of Client Contracts generally ranges from one to ten years with options to renew for periods of one to ten years. Certain of these Client Contracts provide for base rent and contingent rent. Aggregate rent expense under these agreements for fiscal 1994, 1995 and 1996 was $25,345, $22,035 and $24,425 respectively.

    Future minimum commitments as of December 25, 1996 for all noncancellable operating leases and client contracts are as follows:

YEAR                                                                                    AMOUNT
-------------------------------------------------------------------------------------  ---------
1997.................................................................................  $   3,013
1998.................................................................................      1,890
1999.................................................................................        867
2000.................................................................................        672
2001.................................................................................        301
Thereafter...........................................................................        150
                                                                                       ---------
  Total..............................................................................  $   6,893
                                                                                       ---------
                                                                                       ---------

    Pursuant to its contracts with various clients, the Company is committed to spend approximately $3,765 for equipment and capital improvements as of December 25, 1996. At December 25, 1996, the Company was contingently liable for the following: (1) a standby Letter of Credit for $1,000, the principal amount of which is reduced annually pursuant to its terms and (2) performance bonds in the aggregate amount of $4,483.

    The Company has entered into purchasing agreements with various national and regional suppliers pursuant to which the Company agreed to purchase its requirements of products (as defined in the agreements). If the Company exceeds the agreed-upon purchasing levels, additional rebates and promotional allowances may be payable by the suppliers. If the Company fails to meet agreed-upon purchasing levels during the term of the agreements, the suppliers may elect to extend the term of the agreements by one year, or a longer period, if necessary, to reach agreed-upon purchasing levels.

                     FINE HOST CORPORATION AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

12. INCOME TAXES

    The income tax provision consists of the following:

                                                                                    FISCAL YEARS ENDED
                                                                        -------------------------------------------
                                                                        DECEMBER 28,   DECEMBER 27,   DECEMBER 25,
                                                                            1994           1995           1996
                                                                        -------------  -------------  -------------
Current:
  Federal.............................................................    $  --          $  --          $  --
  State and local.....................................................           26             49             80
                                                                             ------         ------         ------
      Total current...................................................           26             49             80
                                                                             ------         ------         ------

Deferred:
  Federal.............................................................        1,123          1,471          2,086
  State and local.....................................................          236             65            534
                                                                             ------         ------         ------
      Total deferred..................................................        1,359          1,536          2,620
                                                                             ------         ------         ------
        Total.........................................................    $   1,385      $   1,585      $   2,700
                                                                             ------         ------         ------
                                                                             ------         ------         ------

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities are presented below:

                                                                                       DECEMBER 27,   DECEMBER 25,
                                                                                           1995           1996
                                                                                       -------------  ------------
Deferred tax assets:
  Net operating loss carryforwards...................................................    $   1,100     $    1,125
                                                                                            ------    ------------
      Total deferred tax assets......................................................        1,100          1,125

Deferred tax liabilities:
  Tax in excess of book depreciation.................................................        1,500          2,150
  Excess tax deduction attributable to contract rights...............................        5,394         10,178
  Other..............................................................................          627          1,157
                                                                                            ------    ------------
      Total deferred tax liabilities.................................................        7,521         13,485
                                                                                            ------    ------------
        Total........................................................................    $   6,421     $   12,360
                                                                                            ------    ------------
                                                                                            ------    ------------

    The Company's effective income tax rate differed from the Federal statutory rate as follows:

                                                                                       FISCAL YEARS ENDED
                                                                        -------------------------------------------------
                                                                         DECEMBER 28,     DECEMBER 27,     DECEMBER 29,
                                                                             1994             1995             1996
                                                                        ---------------  ---------------  ---------------
Federal statutory rate................................................          34.0%            34.0%            34.0%
Excess of cost over fair value of net assets acquired.................           4.8              4.2              4.7
State & local taxes net of Federal tax benefits.......................           4.2              4.2              4.2
Other, net............................................................          (0.4)            (0.5)            (1.3)
                                                                                 ---              ---              ---
Effective income tax rate.............................................          42.6%            41.9%            41.6%
                                                                                 ---              ---              ---
                                                                                 ---              ---              ---

                     FINE HOST CORPORATION AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

12. INCOME TAXES (CONTINUED)
    At December 25, 1996, the Company had, for Federal income tax reporting, an estimated net operating loss carryforward of approximately $2,869 that will begin to expire in 2008.

    Income taxes paid in fiscal 1994, 1995 and 1996 were $26, $49 and $80, respectively.

13. LITIGATION

    In January 1996, the Company was served with a complaint naming it as one of five defendants in a lawsuit brought by multiple plaintiffs alleging damages arising out of the Woodstock II Festival held in August 1994 in Saugerties, New York. The promoter of the Festival is also a defendant. Plaintiffs were hired by the Company (which had a concession agreement with the promoters of Woodstock
II) as subcontractors of food, beverage and/or merchandise. In their complaint, which seeks approximately $5,900, plaintiffs allege damages arising primarily from the failure to (i) provide adequate security; and (ii) prevent Festival attendees from bringing food and beverages in to the Festival. The Company's concession agreement with the promoter made the promoter solely responsible for providing security and preventing food and beverage from being brought onto the premises, and the Company has made claim for indemnification under applicable provisions of the concession agreement, which has been rejected by the promoter. On April 4, 1996, the other defendants named in the suit answered the complaint and asserted cross-claims for contribution and indemnification against the Company. Thereafter, the Company cross-claimed for contribution and indemnification against a co-defendant. The Company believes that its ultimate liability, if any, will not be material.

    The Company has also sued a former client in the Jefferson Circuit Court of the Commonwealth of Kentucky for certain amounts owed by the former client under the food service contract between the parties, and the former client has filed a counterclaim against the Company seeking unspecified damages for the Company's alleged tortuous interference with a prospective contractual relationship with another food service provider. The Company believes that its ultimate liability, if any, will not be material.

    The Company is involved in certain other legal proceedings incidental to the normal conduct of its business. The Company does not believe that any liabilities relating to any of the legal proceedings to which it is a party are likely to be, individually or in the aggregate, material to its consolidated financial position or results of operations.

14. RELATED PARTY TRANSACTION

    For each of fiscal 1994, 1995 and 1996, the Company incurred $150 in advisory fees with a company whose sole owner was formerly the Chairman of the Board of the Company.

15. MAJOR CLIENT

    During fiscal 1994 and 1995 one client represented 19.5% and 13.7% of net sales respectively, and during fiscal 1996, another client represented 10.0% of net sales.

                     FINE HOST CORPORATION AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

16. QUARTERLY RESULTS (UNAUDITED)

    The following summary shows the quarterly results of operations of the Company for fiscal 1995 and 1996.

                                                                                     FISCAL QUARTERS
                                                                        ------------------------------------------
                                                                          FIRST     SECOND      THIRD     FOURTH
                                                                        ---------  ---------  ---------  ---------
1995:
Net sales.............................................................  $  23,429  $  20,090  $  26,340  $  25,603
Gross profit..........................................................      2,134      1,668      3,338      2,746
Net income before warrant accretion...................................  $     208  $      74  $   1,045  $     869
Net income per share(a)...............................................  $    0.05  $    0.01  $    0.26  $    0.07
Net income per share assuming full dilution(a)........................  $    0.04  $    0.01  $    0.26  $    0.07
1996:
Net sales.............................................................  $  24,160  $  25,803  $  37,272  $  40,690
Gross profit..........................................................      2,530      2,413      4,506      4,772
Net income before warrant accretion...................................        259        250      1,399      1,895
Net income per share(a)...............................................  $    0.08  $    0.07  $    0.22  $    0.30
Net income per share assuming full dilution(a)........................  $    0.07  $    0.07  $    0.22  $    0.30

------------------------

(a) Each period calculated separately.

17. SUBSEQUENT EVENTS

    On February 7, 1997, the Company made a second offering, as authorized by the Board of Directors, selling 2,689,000 shares at a price of $23.50 per share, generating net proceeds (including the net proceeds received by the Company upon the exercise of certain options) of approximately $59.1 million, after deducting the underwriting discount and offering expenses paid by the Company. The net proceeds were used to repay obligations under the Company's credit facility in effect prior to the public offering and the remainder was invested in short term investments in accordance with the Company's investment policy. Assuming this transaction had occurred at the beginning of fiscal year 1996, supplemental pro forma 1996 net income per share assuming full dilution is $.54 and was calculated based upon (i) net income adjusted for the reduction in interest expense resulting from the application of the net proceeds of the Offering to reduce indebtedness of the Company and (ii) the average number of shares of Common Stock outstanding assuming full dilution, as adjusted to reflect the sale by the Company of a number of shares in the Offering.

    On January 23, 1997, the Company acquired 100% of the stock of Versatile Holding Corporation, which owns 100% of the stock of Serv-Rite Corporation ("Serv-Rite"), a contract food services management company that provides food services to the education and business dining markets in New York and Pennsylvania. The purchase price was approximately $7,500, consisting of cash and assumed debt of Serv-Rite.

    On December 30, 1996, the Company acquired 100% of the stock of Service Dynamics Corp. ("Service Dynamics"). Service Dynamics provides contract food service to various corporations and schools. The purchase price was approximately $3,000 consisting of cash paid to the seller.

                     FINE HOST CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                            DECEMBER 25, 1996  MARCH 26, 1997
                                                            -----------------  --------------
                                                                                (UNAUDITED)
                                   ASSETS
Current assets:
  Cash and cash equivalents...............................     $     4,724       $   13,764
  Accounts receivable.....................................          14,580           19,079
  Inventories.............................................           3,260            5,014
  Prepaid expenses and other current assets...............           3,749            4,424
                                                                  --------     --------------
    Total current assets..................................          26,313           42,281
Contract rights, net......................................          22,869           28,896
Fixtures and equipment, net...............................          24,057           30,987
Excess of cost over fair value of net assets acquired,
  net.....................................................          34,362           41,873
Other assets..............................................           9,842            9,530
                                                                  --------     --------------
    Total assets..........................................     $   117,443       $  153,567
                                                                  --------     --------------
                                                                  --------     --------------

                    LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses...................     $    18,690       $   24,378
  Current portion of subordinated debt....................           3,045            1,765
                                                                  --------     --------------
    Total current liabilities.............................          21,735           26,143
Deferred income taxes.....................................          12,360           13,000
Long-term debt............................................          31,562            1,461
Subordinated debt.........................................           5,014            5,509
                                                                  --------     --------------
    Total liabilities.....................................          70,671           46,113

Stockholders' equity:

  Common Stock, $.01 par value, 25,000,000 shares
    authorized, 6,212,016 and 8,955,766 issued and
    outstanding at December 25, 1996 and March 26, 1997,
    respectively..........................................              62               90
  Additional paid-in capital..............................          41,778          101,551
  Retained earnings.......................................           5,121            5,969
  Receivables from stockholders for purchase of Common
    Stock.................................................            (189)            (156)
                                                                  --------     --------------
    Total stockholders' equity............................          46,772          107,454
                                                                  --------     --------------
      Total liabilities and stockholders' equity..........     $   117,443       $  153,567
                                                                  --------     --------------
                                                                  --------     --------------

     See accompanying notes to unaudited consolidated financial statements.

                     FINE HOST CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  (UNAUDITED)

                                                                                                THREE MONTHS ENDED
                                                                                             ------------------------
                                                                                              MARCH 27,    MARCH 26,
                                                                                                1996         1997
                                                                                             -----------  -----------

Net sales..................................................................................   $  24,160    $  49,452

Cost of sales..............................................................................      21,630       44,210
                                                                                             -----------  -----------

  Gross profit.............................................................................       2,530        5,242

General and administrative expenses........................................................       1,336        3,215
                                                                                             -----------  -----------

  Income from operations...................................................................       1,194        2,027

Interest expense, net......................................................................         767          538
                                                                                             -----------  -----------

  Income before tax provision..............................................................         427        1,489

Tax provision..............................................................................         168          641
                                                                                             -----------  -----------

  Net income...............................................................................         259          848

Accretion to redemption value of warrants..................................................      (1,040)      --
                                                                                             -----------  -----------

  Net income (loss) available to Common Stockholders.......................................   $    (781)   $     848
                                                                                             -----------  -----------
                                                                                             -----------  -----------

Earnings (loss) per share of Common Stock..................................................   $    (.23)   $     .11
                                                                                             -----------  -----------
                                                                                             -----------  -----------

Average number of shares of Common Stock outstanding.......................................       3,408        7,941
                                                                                             -----------  -----------
                                                                                             -----------  -----------

Earnings (loss) per share of Common Stock assuming full dilution...........................   $    (.22)   $     .11
                                                                                             -----------  -----------
                                                                                             -----------  -----------

Average number of shares of Common Stock outstanding assuming full dilution................       3,510        7,951
                                                                                             -----------  -----------
                                                                                             -----------  -----------

     See accompanying notes to unaudited consolidated financial statements.

                     FINE HOST CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                  (UNAUDITED)

                                                                                            RECEIVABLES
                                                                                               FROM
                                                                                           STOCKHOLDERS
                                              COMMON STOCK        ADDITIONAL               FOR PURCHASE
                                         -----------------------   PAID-IN     RETAINED      OF COMMON    STOCKHOLDERS'
                                           SHARES      AMOUNT      CAPITAL     EARNINGS        STOCK         EQUITY
                                         ----------  -----------  ----------  -----------  -------------  ------------
Balance, December 25, 1996.............   6,212,016   $      62   $   41,778   $   5,121     $    (189)    $   46,772
Shares issued in connection with
  follow-on public offering............   2,689,000          27       59,073                                   59,100
Options exercised......................      54,750           1          700                                      701
Stockholder Receivable collected.......                                                             33             33
Net income.............................                                              848                          848
                                         ----------         ---   ----------  -----------        -----    ------------
Balance, March 26, 1997................   8,955,766   $      90   $  101,551   $   5,969     $    (156)    $  107,454
                                         ----------         ---   ----------  -----------        -----    ------------
                                         ----------         ---   ----------  -----------        -----    ------------

     See accompanying notes to unaudited consolidated financial statements.

                     FINE HOST CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                  (UNAUDITED)

                                                                                                THREE MONTHS ENDED
                                                                                             ------------------------
                                                                                              MARCH 27,    MARCH 26,
                                                                                                1996         1997
                                                                                             -----------  -----------
Cash flows from operating activities:
Net income.................................................................................   $     259    $     848
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization............................................................         957        1,874
  Deferred income tax provision............................................................         167          641
  Changes in operating assets and liabilities:
    Accounts receivable....................................................................          26       (2,080)
    Inventories............................................................................        (195)        (250)
    Prepaid expenses and other current assets..............................................         578         (476)
    Accounts payable and accrued expenses..................................................         833         (583)
Decrease (Increase) in other assets........................................................        (995)         350
                                                                                             -----------  -----------
    Net cash provided by operating activities..............................................       1,630          324
                                                                                             -----------  -----------
Cash flows from investing activities:
  Increase in contract rights..............................................................      (2,462)      (1,739)
  Purchases of fixtures and equipment......................................................      (1,067)      (2,477)
  Acquisition of business, net of cash acquired............................................      (3,215)     (11,500)
                                                                                             -----------  -----------
  Collection of notes receivable...........................................................          19       --
    Net cash used in investing activities..................................................      (6,725)     (15,716)
                                                                                             -----------  -----------
Cash flows from financing activities:
  Borrowings under long-term debt agreement................................................       6,909       --
  Proceeds from issuance of common stock...................................................      --           59,133
  Payment of long-term debt................................................................        (814)     (35,131)
  Payment of subordinated debt.............................................................        (272)        (271)
  Proceeds from exercise of options........................................................      --              701
                                                                                             -----------  -----------
Net cash provided by financing activities..................................................       5,823       24,432
                                                                                             -----------  -----------
Net increase in cash.......................................................................         728        9,040
Cash, beginning of period..................................................................         634        4,724
                                                                                             -----------  -----------
Cash, end of period........................................................................   $   1,362    $  13,764
                                                                                             -----------  -----------
                                                                                             -----------  -----------

     See accompanying notes to unaudited consolidated financial statements.

                     FINE HOST CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION--The unaudited consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and accounts have been eliminated.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The unaudited financial statements include all adjustments which are of a normal recurring nature, which, in the opinion of management, are necessary for a fair presentation of the results of operations for the three months ended March 27, 1996 and March 26, 1997. The accompanying unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements of the Company and notes thereto for the fiscal year ended December 25, 1996 included in the Company's Annual Report on Form 10-K.

    EARNINGS (LOSS) PER SHARE--Earnings (loss) per share of Common Stock is computed based on the weighted average number of common and common equivalent shares outstanding during each period. Earnings (loss) per share assuming full dilution gives effect to the assumed exercise of all dilutive stock options and the assumed conversion of dilutive convertible securities (debt and warrants) except when their effect is antidilutive. In calculating earnings (loss) per share, net income has been reduced for the accretion to the redemption value of warrants by $1,040 and $0 for the three months ended March 27, 1996 and March 26, 1997, respectively.

    ACCOUNTING PRONOUNCEMENTS--In February 1997, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings per share. SFAS No. 128 specifies the computation, presentation and disclosure requirements for earnings per share ("EPS"). SFAS No. 128 is effective for financial statements for interim and annual periods ending after December 15, 1997. Earlier application is not permitted. Pro forma earnings per share amounts computed using this statement can be disclosed. Accordingly, before warrant accretion, basic EPS would have been $.13 and $.11 and diluted EPS would have been $.07 and $.11 for March 27, 1996 and March 26, 1997, respectively.

2. ACQUISITIONS

    In January 1997, the Company acquired 100% of the stock of Versatile Holding Corporation, which owns 100% of the stock of Serv-Rite Corporation ("Serv-Rite"), a contract food services management company that provides food services to the education and business dining markets in New York and Pennsylvania. The purchase price was approximately $7,500, consisting of cash and assumed debt of Serv-Rite.

    On December 30, 1996, the Company acquired 100% of the stock of Service Dynamics Corp. ("Service Dynamics"). Service Dynamics provides contract food service to the education and business dining markets in New Jersey and . The purchase price was approximately $3,000 consisting of cash paid to the seller.

                     FINE HOST CORPORATION AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  (UNAUDITED)

2. ACQUISITIONS (CONTINUED)
    The aforementioned acquisitions have been accounted for under the purchase method of accounting and, accordingly, the accompanying unaudited consolidated financial statements reflect the fair values of the assets acquired and liabilities assumed or incurred as of the effective date of the acquisitions. The results of operations of the acquired companies are included in the accompanying unaudited consolidated financial statements since their respective dates of acquisition.

    The following table summarizes pro forma information with respect to the income statement data for the three months ended March 27, 1996 and March 26, 1997, as if the acquisitions of Serv-Rite and Service Dynamics had been completed as of the beginning of such period. No adjustment for acquisition synergies (i.e. overhead reductions) have been reflected:

                                                                            THREE MONTHS ENDED
                                                                         ------------------------
                                                                          MARCH 27,    MARCH 26,
                                                                            1996         1997
                                                                         -----------  -----------
Summary statement of income data:
Net sales..............................................................   $  34,613    $  52,198
Income from operations.................................................         936        2,045
Net income (loss) before warrant accretion.............................         (28)         840
Net income per share before warrant accretion assuming full dilution...   $      --    $     .11
                                                                         -----------  -----------

    This pro forma information is provided for informational purposes only. It is based on historical information and does not necessarily reflect the actual results that would have occurred nor is it necessarily indicative of future results of operations of the combined enterprise.

3. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

    Accounts payable and accrued expenses consist of the following:

                                                                      DECEMBER 25,   MARCH 26,
                                                                          1996         1997
                                                                      ------------  -----------
Accounts payable....................................................   $    8,404    $  10,064
Accrued wages and benefits..........................................        2,640        4,018
Accrued rent to clients.............................................        3,187        3,475
Accrued other.......................................................        4,459        6,821
                                                                      ------------  -----------
Total...............................................................   $   18,690    $  24,378
                                                                      ------------  -----------
                                                                      ------------  -----------

                     FINE HOST CORPORATION AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  (UNAUDITED)

4. LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                      DECEMBER 25    MARCH 26,
                                                                          1996         1997
                                                                      ------------  -----------
Working Capital Line................................................   $   15,818    $   1,461
Guidance Line.......................................................       15,744       --
Total...............................................................   $   31,562    $   1,461

    The net proceeds from the follow-on public offering on February 12, 1997, including the exercise of the over allotment option granted to the underwriters (see Note 5), were used to repay all of the long term debt outstanding at the close of the transaction.

    The Company's bank agreement was amended and restated on June 19, 1996 in connection with the initial public offering (the "Restated Bank Agreement") and provides for (i) a working capital revolving credit line (the "Working Capital Line") for general obligations and letters of credit of the Company, in the maximum amount of $20,000 and (ii) a line of credit to provide for future expansion by the Company (the "Guidance Line") in the maximum amount of $55,000. The maximum borrowing under the Restated Bank Agreement was $75,000 as of March 26, 1997. The Restated Bank Agreement terminates on April 30, 1999.

    The Company's obligations under the Restated Bank Agreement are collateralized by a pledge of shares of the common stock or other equity interests of the Company's subsidiaries, as well as by certain fixtures and equipment, notes receivable and other assets, as well as the receipt, if any, of certain funds paid to the Company with respect to the termination of client contracts prior to their expiration.

    The Restated Bank Agreement contains various financial and other restrictions, including, but not limited to, restrictions on indebtedness, capital expenditures and commitments. Additional obligations require maintenance of certain financial ratios, including the ratio of total debt to operating cash flow, operating cash flow to cash interest expense, and minimum net worth and operating cash flow. The Restated Bank Agreement also contains prohibitions on the payment of dividends.

5. STOCKHOLDERS' EQUITY

    On February 12, 1997, the Company conducted a follow on public offering, as authorized by the Board of Directors, selling 2,689,000 shares of its common stock at a price of $23.50 per share, generating net proceeds (including the net proceeds received by the Company upon the exercise of certain options) of approximately $59.1 million, after deducting the underwriting discount and offering expenses paid by the Company. The net proceeds were used to repay obligations under the Company's credit facility in effect prior to the public offering and the remainder of the net proceeds was invested in short term investments in accordance with the Company's investment policy.

6. INCOME TAXES

    At March 26, 1997, the Company had a tax provision of $641, which was entirely deferred. In addition, the Company had, for Federal income tax reporting, an estimated net operating loss carryforward of approximately $3,000 that will begin to expire in 2008.

                     FINE HOST CORPORATION AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  (UNAUDITED)

7. MAJOR CLIENT

    One client represented 15.0% and 8.2% of net sales for the three months ended March 27, 1996 and March 26, 1997, respectively.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               [GRAPHIC OMITTED]

  NO DEALER, SALESMAN OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING NOT CONTAINED IN THIS PROSPECTUS, AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK TO WHICH IT RELATES, OR AN OFFER TO, OR SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                             ---------------------
                               TABLE OF CONTENTS
                             ---------------------

                                                 PAGE
                                               ---------
PROSPECTUS SUMMARY...........................          3
RISK FACTORS.................................          6
USE OF PROCEEDS..............................         10
PRICE RANGE OF COMMON STOCK..................         10
DIVIDEND POLICY..............................         10
CAPITALIZATION...............................         11
SELECTED CONSOLIDATED FINANCIAL DATA.........         12
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS.................................         14
BUSINESS.....................................         19
MANAGEMENT...................................         29
CERTAIN TRANSACTIONS.........................         37
PRINCIPAL AND SELLING STOCKHOLDERS...........         39
DESCRIPTION OF CAPITAL STOCK.................         42
SHARES ELIGIBLE FOR FUTURE SALE..............         45
PLAN OF DISTRIBUTION.........................         46
LEGAL MATTERS................................         46
EXPERTS......................................         46
ADDITIONAL INFORMATION.......................         46
INDEX TO FINANCIAL STATEMENTS................        F-1

                                     [LOGO]

                             FINE HOST CORPORATION
                                  COMMON STOCK
                                  ------------
                                   PROSPECTUS
                              -------------------

                                  MAY 14, 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------